                                                                   EXHIBIT 2.1



                               ASSET PURCHASE AGREEMENT


                              entered into by and among



                                Maine Rubber Company,
                               an Indiana corporation,



                                 Cascade Corporation,
                                an Oregon corporation,



                                Cascade (Canada) Ltd.,
                               an Ontario corporation,




                               Cascade (Ontario) Inc.,
                               an Ontario corporation,



                                         and


                             ITL Industrial Tires, Inc.,
                               a Delaware corporation,




                        Dated as of the 6th day of April, 1999

                                  TABLE OF CONTENTS

                                                                             Page

ARTICLE 1   CERTAIN DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 2   PURCHASE AND SALE OF ASSETS. . . . . . . . . . . . . . . . . . . . 8
     2.1    Purchase and Sale of Industrial Tires Assets . . . . . . . . . . . 8
     2.2    Excluded Industrial Tires Assets . . . . . . . . . . . . . . . . . 9
     2.3    Purchase and Sale of CCL Assets. . . . . . . . . . . . . . . . . .10
     2.4    Excluded CCL Assets. . . . . . . . . . . . . . . . . . . . . . . .11
     2.5    Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . .12
     2.6    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . .15
     2.7    Payment of Purchase Price; Post-Closing Reconciliation . . . . . .16
     2.8    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .17
     2.9    Change in Corporate Name . . . . . . . . . . . . . . . . . . . . .17
     2.10   Sale of Computer Equipment . . . . . . . . . . . . . . . . . . . .17

ARTICLE 3   CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     3.1    The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     3.2    Deliveries by the Sellers. . . . . . . . . . . . . . . . . . . . .18
     3.3    Deliveries by Purchaser. . . . . . . . . . . . . . . . . . . . . .19
     3.4    Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . . .20

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE SELLERS. . . . . . . . . . .20
     4.1    Corporation; Organization. . . . . . . . . . . . . . . . . . . . .20
     4.2    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
     4.3    Residency. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF PARENT, COI AND ITL. . . . . . .22
     5.1    Financial Statements . . . . . . . . . . . . . . . . . . . . . . .22
     5.2    Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . .22
     5.3    Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     5.4    Absence of Certain Changes or Events . . . . . . . . . . . . . . .22
     5.5    Debt for Borrowed Money. . . . . . . . . . . . . . . . . . . . . .23
     5.6    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     5.7    Marketability and Condition of Industrial Tires Assets . . . . . .23
     5.8    Real Estate; Assumed Real Estate Leases. . . . . . . . . . . . . .24
     5.9    Personal Property and Personal Property Assumed Leases . . . . . .24
     5.10   Assumed Contracts. . . . . . . . . . . . . . . . . . . . . . . . .24
     5.11   Status of Assumed Industrial Tires Leases and Assumed
              Industrial Tires Contracts . . . . . . . . . . . . . . . . . . .25

                                      -i-

     5.12   Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . .25
     5.13   Environmental Laws and Regulations.. . . . . . . . . . . . . . . .25
     5.14   No Violation, Litigation or Regulatory Action. . . . . . . . . . .26
     5.15   Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . .26
     5.16   Intercompany/Affiliate Transactions. . . . . . . . . . . . . . . .27
     5.17   Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     5.18   Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     5.19   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     5.20   Suppliers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     5.21   Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     5.22   Year 2000 Compliant. . . . . . . . . . . . . . . . . . . . . . . .31
     5.23   Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     5.24   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .31

ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF PARENT AND CCL . . . . . . . . .31
     6.1    Financial Statements . . . . . . . . . . . . . . . . . . . . . . .31
     6.2    Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . .32
     6.3    Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     6.4    Absence of Certain Changes or Events . . . . . . . . . . . . . . .32
     6.5    Debt for Borrowed Money. . . . . . . . . . . . . . . . . . . . . .32
     6.6    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     6.7    Marketability and Condition of CCL Assets. . . . . . . . . . . . .33
     6.8    Real Property Interests; Assumed Real Estate Leases. . . . . . . .33
     6.9    Personal Property and Personal Property Assumed Leases . . . . . .33
     6.10   Assumed Contracts. . . . . . . . . . . . . . . . . . . . . . . . .34
     6.11   Status of Assumed CCL Leases and Assumed CCL Contracts . . . . . .34
     6.12   Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . .34
     6.13   Environmental Laws and Regulations . . . . . . . . . . . . . . . .34
     6.14   No Violation, Litigation or Regulatory Action. . . . . . . . . . .35
     6.15   Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . .35
     6.16   Intercompany/Affiliate Transactions. . . . . . . . . . . . . . . .36
     6.17   Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     6.18   Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
     6.19   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     6.20   Suppliers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     6.21   Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     6.22   Year 2000 Compliant. . . . . . . . . . . . . . . . . . . . . . . .39
     6.23   Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     6.24   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .39

ARTICLE 7   REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . . . . .40
     7.1    Corporation; Organization. . . . . . . . . . . . . . . . . . . . .40
     7.2    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
     7.3    Investment Canada Act. . . . . . . . . . . . . . . . . . . . . . .41

                                      -ii-

     7.4    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

ARTICLE 8   COVENANTS PENDING CLOSING. . . . . . . . . . . . . . . . . . . . .41
     8.1    Covenants Relating to the Business . . . . . . . . . . . . . . . .41
     8.2    Approvals and Consents . . . . . . . . . . . . . . . . . . . . . .42
     8.3    Full Access. . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     8.4    Advice of Change . . . . . . . . . . . . . . . . . . . . . . . . .42
     8.5    Environmental Site Assessment. . . . . . . . . . . . . . . . . . .42
     8.6    Survey and Title Opinion for any Owned Parcels of Real Property. .42
     8.7    GST Registration . . . . . . . . . . . . . . . . . . . . . . . . .43

ARTICLE 9   CONDITIONS TO THE OBLIGATIONS OF PURCHASER . . . . . . . . . . . .43
     9.1    Performance by the Sellers . . . . . . . . . . . . . . . . . . . .43
     9.2    Certificate of Performance . . . . . . . . . . . . . . . . . . . .43
     9.3    Certificates of Secretary of the Sellers . . . . . . . . . . . . .43
     9.4    HSR Waiting Period . . . . . . . . . . . . . . . . . . . . . . . .43
     9.5    Required Consents. . . . . . . . . . . . . . . . . . . . . . . . .43
     9.6    Due Diligence. . . . . . . . . . . . . . . . . . . . . . . . . . .44
     9.7    No Material Adverse Change . . . . . . . . . . . . . . . . . . . .44
     9.8    Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     9.9    No Injunction. . . . . . . . . . . . . . . . . . . . . . . . . . .44
     9.10   Retail Sales Tax Act . . . . . . . . . . . . . . . . . . . . . . .44
     9.11   Guelph Facility. . . . . . . . . . . . . . . . . . . . . . . . . .44
     9.12   Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . .44

ARTICLE 10  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS . . . . . . . . . . .44
     10.1   Performance by Purchaser . . . . . . . . . . . . . . . . . . . . .44
     10.2   Certificate of Performance of Purchaser. . . . . . . . . . . . . .45
     10.3   Certificate of Secretary of Purchaser. . . . . . . . . . . . . . .45
     10.4   No Injunction. . . . . . . . . . . . . . . . . . . . . . . . . . .45
     10.5   HSR Waiting Period . . . . . . . . . . . . . . . . . . . . . . . .45
     10.6   Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . .45

ARTICLE 11  POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . .45
     11.1   Restrictive Covenants of CCL and COI . . . . . . . . . . . . . . .45
     11.2   Restrictive Covenants of Parent and ITL. . . . . . . . . . . . . .48
     11.3   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .50
     11.4   Use of Stationery and Signage. . . . . . . . . . . . . . . . . . .50
     11.5   Transition Services. . . . . . . . . . . . . . . . . . . . . . . .50
     11.6   Employment Matters Relating Solely to Transferred Employees. . . .51
     11.7   Employment Matters Relating Solely to U.S. Employees of ITL. . . .53
     11.8   Post-Closing Environmental Covenant. . . . . . . . . . . . . . . .54

                                      -iii-

ARTICLE 12  INDEMNIFICATION AGREEMENT/SURVIVAL PERIOD. . . . . . . . . . . . .55
     12.1   Indemnification by Sellers . . . . . . . . . . . . . . . . . . . .55
     12.2   Indemnification by Purchaser . . . . . . . . . . . . . . . . . . .58
     12.3   Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . .58
     12.4   Survival Period. . . . . . . . . . . . . . . . . . . . . . . . . .59

ARTICLE 13  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .59
     13.1   Confidential Nature of Information . . . . . . . . . . . . . . . .59
     13.2   Public Announcement. . . . . . . . . . . . . . . . . . . . . . . .60
     13.3   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60
     13.4   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .61
     13.5   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .62
     13.6   Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . .62
     13.7   Access to Records. . . . . . . . . . . . . . . . . . . . . . . . .62
     13.8   Assignment; Right of Purchaser to have Transactions
              Consummated By Another Entity. . . . . . . . . . . . . . . . . .62
     13.9   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .63
     13.10  Execution in Counterparts. . . . . . . . . . . . . . . . . . . . .63
     13.11  Titles and Headings; Rules of Construction . . . . . . . . . . . .63
     13.12  Entire Agreement; Amendments and Waivers . . . . . . . . . . . . .63
     13.13  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .63
     13.14  Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . .63
     13.15  Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . .63
     13.16  Good Faith . . . . . . . . . . . . . . . . . . . . . . . . . . . .64
     13.17  Negotiations . . . . . . . . . . . . . . . . . . . . . . . . . . .64
     13.18  Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . .64

EXHIBITS

Exhibit A   Assumed Liabilities of Industrial Tires Business
Exhibit B   Assumed Liabilities of Baseband and Wheel Business
Exhibit C   Form of Note
Exhibit D   List of Computer Equipment
Exhibit E   Territory
Exhibit F   Transition Services

SCHEDULES

     Schedule 2.1   Certain Industrial Tires Assets
     Schedule 2.3   Certain Baseband and Wheel Business Assets

SELLERS SCHEDULES

     Schedule 4.1   Corporation; Organization
     Schedule 4.2   Authority

COI AND ITL SCHEDULES

     Schedule 5.1   Financial Statements
     Schedule 5.3   Inventory
     Schedule 5.4   Absence of Certain Changes or Events
     Schedule 5.5   Debt for Borrowed Money
     Schedule 5.8   Industrial Tires Real Estate; Industrial Tires Leased Real
                    Estate
     Schedule 5.9   Personal Property and Assumed Industrial Tires Leases
     Schedule 5.10  Assumed Industrial Tires Contracts
     Schedule 5.11  Status of Assumed Industrial Tires Leases and Assumed
                    Industrial Tires Contracts
     Schedule 5.12  Compliance with Laws
     Schedule 5.13  Environmental Laws and Regulations
     Schedule 5.14  No Violation, Litigation or Regulatory action
     Schedule 5.15  Industrial Tires Proprietary Rights
     Schedule 5.16  Intercompany/Affiliate Transactions
     Schedule 5.17  Permits
     Schedule 5.18  Employment
     Schedule 5.19  Insurance
     Schedule 5.21  Customers
     Schedule 5.22  Year 2000 Compliant
     Schedule 5.23  Warranties

CCL SCHEDULES

     Schedule 6.1   Financial Statements
     Schedule 6.3   Inventory
     Schedule 6.4   Absence of Certain Changes or Events
     Schedule 6.5   Debt for Borrowed Money
     Schedule 6.8   CCL Leased Real Estate
     Schedule 6.9   Personal Property and Assumed CCL Leases
     Schedule 6.10  Assumed CCL Contracts
     Schedule 6.11  Status of Assumed CCL Leases and Assumed CCL Contracts
     Schedule 6.12  Compliance with Laws
     Schedule 6.13  Environmental Laws and Regulations
     Schedule 6.14  No Violation, Litigation or Regulatory action
     Schedule 6.15  CCL Proprietary Rights
     Schedule 6.16  Intercompany/Affiliate Transactions
     Schedule 6.17  Permits
     Schedule 6.18  Employment
     Schedule 6.19  Insurance
     Schedule 6.21  Customers
     Schedule 6.22  Year 2000 Compliant
     Schedule 6.23  Warranties

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of the 6th day of April, 1999, is entered into by and among Maine Rubber Company, an Indiana corporation ("Purchaser"), Cascade Corporation, an Oregon corporation ("Parent"), Cascade (Canada) Ltd., an Ontario corporation and wholly-owned by Parent ("CCL"), Cascade (Ontario) Inc., an Ontario corporation and wholly owned by CCL ("COI"), ITL Industrial Tires, Inc., a Delaware corporation and wholly owned by Parent ("ITL") (collectively, Parent, CCL, COI and ITL hereafter sometimes referred to as the "Sellers," and individually, as a "Seller").

                                    RECITALS

     Purchaser, on its own behalf or through Maine Rubber International, a Maine corporation and wholly-owned by Purchaser or through an entity or entities to be formed before Closing (as hereinafter defined), desires to purchase, and Sellers desire to sell, substantially all of the assets utilized in the Business (as hereinafter defined) for an aggregate purchase price of Thirty-Eight Million Nine Hundred Thousand Dollars ($38,900,000), subject to adjustment, plus the amount of certain liabilities related to the Business, and subject to the other terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of these premises, the mutual representations, warranties and covenants contained herein and each act done pursuant hereto, the parties agree as follows:

                                   ARTICLE 1
                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings herein specified, unless the context otherwise requires:

     1.1 "ADJUSTED WORKING CAPITAL" shall mean the amount of the current assets of COI, ITL and CCL included within the Assets being sold to Purchaser, MINUS the sum of the amount of the CCL Payables and the COI/ITL Payables, converted from Canadian dollars to U.S. dollars at an exchange rate of 0.6618.

     1.2 "AFFILIATE" shall mean as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or influence the direction of the management or policies (whether as a director, officer or employee, through the ownership of securities or other ownership interests, by contract or otherwise).

     1.3 "AGREEMENT" shall mean this Asset Purchase Agreement, together with all EXHIBITS and SCHEDULES referred to herein, as the same may be amended or supplemented at any time and from time to time after the date hereof.

     1.4 "APPLICABLE CCL REAL ESTATE" shall mean the CCL Leased Real Estate currently leased by CCL.

     1.5 "APPLICABLE INDUSTRIAL TIRES REAL ESTATE" shall mean the Industrial Tires Real Estate and the Industrial Tires Leased Real Estate currently leased by ITL or COI.

     1.6 "ASSETS" shall refer collectively to the CCL Assets and the Industrial Tires Assets.

     1.7 "ASSUMED CCL CONTRACTS" shall have the meaning given such term in Sections 2.3(c) and 2.4(f) of this Agreement.

     1.8 "ASSUMED CCL LEASES" shall have the meaning given such term in Sections 2.3(b) and 2.4(f) of this Agreement.

     1.9 "ASSUMED INDUSTRIAL TIRES CONTRACTS" shall have the meaning given such term in Sections 2.1(d) and 2.2(f) of this Agreement.

     1.10 "ASSUMED INDUSTRIAL TIRES LEASES" shall have the meaning given such term in Sections 2.1(b) and 2.2(f) of this Agreement.

     1.11   "ASSUMED LIABILITIES" shall have the meaning given such term in
Section 2.5(a) of this Agreement.

     1.12 "BASEBAND AND WHEEL BUSINESS" shall mean the business of fabricating steel basebands and steel wheels for the industrial tire industry and the material handling and off-the-road markets operated by CCL as its baseband and wheel divisions.

     1.13 "BUSINESS" shall mean collectively the Baseband and Wheel Business and the Industrial Tires Business.

     1.14   "CCL ASSETS" shall have the meaning given such term in Section
2.3 of this Agreement.

     1.15 "CCL FINANCIAL STATEMENTS" shall mean the balance sheets as of October 31, 1998 and January 31, 1999 and the related statements of income for the periods then ended, relating solely to the Baseband and Wheel Business prepared by CCL and delivered to Purchaser.

     1.16 "CCL INTERIM BALANCE SHEET" shall mean the balance sheet as of October 31, 1998, included within the CCL Financial Statements.

     1.17 "CCL LEASED REAL ESTATE" shall have the meaning given such term in Section 6.8 of this Agreement.

     1.18   "CCL PAYABLES" shall mean the Assumed Liabilities referenced in
Section 2.5(a)(iii) to be assumed by Purchaser.

     1.19   "CCL PERMITS" shall have the meaning given such term in Section
6.17 of this Agreement.

     1.20 "CCL PROPRIETARY RIGHTS" shall have the meaning given such term in Section 6.15(a) of this Agreement.

     1.21   "CASH ADJUSTMENT" shall have the meaning given such term in
Section 2.6(b)(i) of this Agreement.

     1.22 "CLOSING" shall have the meaning given such term in Section 3.1 of this Agreement.

     1.23   "CLOSING DATE" shall mean the date on which the Closing occurs.

     1.24 "COI/ITL PAYABLES" shall mean the Assumed Liabilities referenced in Section 2.5(a)(i) to be assumed by Purchaser.

     1.25   "COMPUTER EQUIPMENT" shall have the meaning given such term in
Section 2.10 of this Agreement.

     1.26 "DEDUCTIBLE AMOUNT" shall mean (a) with respect to the obligations of all Sellers set forth in Section 12.1, Indemnifiable Losses in the aggregate amount of Three Hundred Thousand Dollars ($300,000), which amount shall include all unreimbursed sums incurred by Purchaser in excess of the Warranty Deductible Amount in accordance with the terms and provisions of
Section 12.1(g), and (b) with respect to obligations of Purchaser set forth in Section 12.2(a)(ii), Indemnifiable Losses in the aggregate amount of One Hundred Fifty Thousand Dollars ($150,000).

     1.27 "EMPLOYEE BENEFIT PLAN" shall mean an employee welfare benefit plan or an employee pension benefit plan, or a plan which is both, with respect to employees located in the United States, as those terms are defined in Section 3 of ERISA, and any and all employee benefit plans or employee pension plans with respect to employees located in Canada.

     1.28 "ENVIRONMENTAL CLAIM" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, reasonable attorneys' fees and any other expenses incurred, assessed or sustained by or against Parent, COI, CCL or ITL, as applicable, relating to environmental matters.

     1.29 "ENVIRONMENTAL LAW(S)" shall mean any applicable federal, provincial, state or local law, rule, or regulation or common law, and regulations, or under any code, order, decree, judgment or injunction applicable to them or any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment including, without limitation, to the extent applicable, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment

(including, without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes. For greater certainty, "Environmental Law(s)" includes, without limitation, to the extent applicable, the Environmental Protection Act (Ontario), the Ontario Water Resources Act (Ontario), the Fisheries Act (Canada), the Energy Act (Ontario), the Occupational Health and Safety Act (Ontario), the Dangerous Goods Transportation Act (Ontario) and the Gasoline Handling Act (Ontario).

     1.30 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.31 "EXCLUDED ASSETS" shall mean collectively, the Excluded CCL Assets and the Excluded Industrial Tires Assets.

     1.32   "EXCLUDED CCL ASSETS" shall have the meaning given such term in
Section 2.4 of this Agreement.

     1.33 "EXCLUDED INDUSTRIAL TIRES ASSETS" shall have the meaning given such term in Section 2.2 of this Agreement.

     1.34 "GAAP" shall mean generally accepted accounting principles in the United States consistently applied.

     1.35 "GOVERNMENT" shall mean (or in the case of "GOVERNMENTAL" shall refer to):

            (a) the government of the United States, the government of Canada or any of its provinces or territories or any other foreign country;

            (b) the government of any state, province, county, municipality, city, town or district of the United States, Canada or any other foreign country; and any multi-county district; and

            (c) any ministry, agency, department, authority, commission, administration, corporation, bank, court, magistrate, tribunal, arbitrator, instrumentality or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and
(b).

     1.36 "HAZARDOUS MATERIALS" AND "HAZARDOUS MATERIAL" shall mean any "hazardous substance" as defined pursuant to (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601-9657 and any amendments thereto ("CERCLA"); (b) any material defined as "hazardous waste" pursuant to 40 C.F.R. Part 261 or in any Canadian or Ontario Environmental Laws; (c) any petroleum, including crude oil and any fraction thereof; (d) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910 or in any Canadian or Ontario Environmental Laws; (e) any asbestos, polychlorinated biphenyl (PCB), or isomer of dioxin, or any material or thing containing or composed of such substance or substances;
(f) any contaminants, pollutants, controlled substances, dangerous substances, noxious substances, toxic substances, hazardous substances, liquid wastes, industrial wastes, hazardous wastes, hauled liquid wastes, flammable or explosive or radioactive material or hazardous materials, including, without limitation, those defined, regulated or declared to be such in or pursuant to any Environmental Law, and includes, in any event, "UFFI" and (g) any other substance, regardless of physical form, that is subject to any past or present federal, state, local or provincial governmental statute, requirement, rule of liability or standard of conduct relating to the protection of human health, plant life, animal life, natural resources or property from the presence in the environment of any solid, liquid, gas, odor or any form of energy, from whatever source.

     1.37 "HSR" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.38 "INDEMNIFIABLE LOSSES" AND "INDEMNIFIABLE LOSS" shall have the meaning given such terms in Section 12.1(a) of this Agreement.

     1.39 "INDUSTRIAL TIRES ASSETS" shall have the meaning given such term in Section 2.1 of this Agreement.

     1.40 "INDUSTRIAL TIRES BUSINESS" shall mean (a) the business of manufacturing industrial tires conducted by COI, and (b) the business of marketing and distributing industrial tires conducted by ITL in the United States and Canada.

     1.41 "INDUSTRIAL TIRES FINANCIAL STATEMENTS" shall mean the balance sheets representing the Industrial Tires Business as of October 31, 1998 and January 31, 1999 and the related statements of income and cash flows, for the periods then ended relating to the Industrial Tires Business prepared by COI and ITL and delivered to Purchaser.

     1.42 "INDUSTRIAL TIRES INTERIM BALANCE SHEET" shall mean the balance sheet as of October 31, 1998 included within the Industrial Tires Financial Statements.

     1.43 "INDUSTRIAL TIRES LEASED REAL ESTATE" shall have the meaning given such term in Section 5.8 of this Agreement.

     1.44 "INDUSTRIAL TIRES PERMITS" shall have the meaning given such term in Section 5.17 of this Agreement.

     1.45 "INDUSTRIAL TIRES PROPRIETARY RIGHTS" shall have the meaning given such term in Section 5.15(a) of this Agreement.

     1.46 "INDUSTRIAL TIRES REAL ESTATE" shall have the meaning given such term in Section 5.8 of this Agreement.

     1.47 "JANUARY 31, 1999 CCL BALANCE SHEET" shall mean the balance sheet as of January 31, 1999 included within the CCL Financial Statements.

     1.48 "JANUARY 31, 1999 INDUSTRIAL TIRES BALANCE SHEET" shall mean the balance sheet as of January 31, 1999 included within the Industrial Tires Financial Statements.

     1.49 "KNOWLEDGE," "KNOWN" OR "KNOW(S)" when modifying any representation or warranty or other provision of this Agreement shall be interpreted in accordance with the following: (a) the Knowledge of Parent means the Knowledge of all Sellers; (b) the Knowledge of Parent means the knowledge of Robert C. Warren, Jr., Kurt G. Wollenberg and James P. Miller;
(c) the Knowledge of COI means the Knowledge of the following individuals:
Terry Mark, Don Driver and Bevin Goordat; (d) the Knowledge of ITL means the Knowledge of the following individuals: Terry Mark, Don Driver and Bevin Goordat; and (e) the Knowledge of CCL means the Knowledge of the following individuals: Anthony Spinelli, David Hartig and Mohammed Bhatti.

An individual will be deemed to have "Knowledge" or "Know" or have "Known" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or other matter in the course of discharging the individual's business responsibilities.

     1.50 "LAW" shall mean any of the following of, or issued by, any Government, in effect on or prior to the date hereof, including any amendment, modification or supplementation of any of the following from time to time subsequent to the original enactment, adoption, issuance, announcement, promulgation or granting thereof and prior to the date hereof: any statute, law, act, ordinance, code, rule, or regulation or any writ, injunction, award, decree, judgment or order of any Government.

     1.51 "LEASE BUY-OUT PURCHASE PRICE" shall have the meaning given such term in Section 2.10 of this Agreement.

     1.52 "LEASED REAL ESTATE" shall mean collectively, the Industrial Tires Leased Real Estate and the CCL Leased Real Estate.

     1.53 "LIEN" OR "LIENS" shall mean any lien, encroachment, easement, encumbrance, mortgage, hypothecation, pledge, conditional sales contract, equity charge, or other similar conflicting ownership or security interest in favor of any party.

     1.54 "MAIN PENSION PLAN" shall mean the pension plan designated as "Pension Plan for Employees of Industrial Tires Limited" having an effective date of January 1, 1984, as amended and restated effective May 1, 1995 and excluding Pension Plan B and Pension Plan C.

     1.55 "MATERIAL AGREEMENTS" shall mean the following leases and contracts: (a) lease of premises located at 3221 Wharton Way N., Mississauga, Ontario; (b) lease of premises located at 1885 Harlem Road, Cheektowaga, New York; (c) sublease of premises located at 1810 Brittmoore Road #106, Houston, Texas; (d) lease of premises located at 1810 Brittmoore Road #100, Houston, Texas; (e) deed of lease of premises located at 645 Meloche Avenue, Dorval, Quebec; (f) lease of premises located at 1 Airpark Place, Guelph, Ontario; (g) supply agreement between Mitsubishi Caterpillar Forklift America, Inc. and ITL; (h) all agreements existing between Yantai China Strategic Rubber Co. Ltd. and COI; (i) General Terms Agreement between Genie Industries and COI as successor in interest to Industrial Tires Limited; and (j) supply agreement between Mitsubishi Caterpillar Forklift America, Inc. and CCL as successor in interest to Kenhar Products, Inc.

     1.56   "NOTE" OR "NOTES" shall have the meaning given such terms in
Section 2.7(a)(ii) of this Agreement.

     1.57 "NOTICE" shall include any written directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any Person, including any Government agency.

     1.58 "PENSION PLANS" shall have the meaning given such term in Section 5.18(c) of this Agreement.

     1.59 "PENSION PLAN B" shall mean the pension plan designated as Pension Plan B for Designated Employees of Industrial Tires Limited having an effective date of October 1, 1986, as amended and restated effective May 1, 1995.

     1.60 "PENSION PLAN C" shall mean the pension plan designated as Pension Plan C for Designated Employees of Industrial Tires Limited having an effective date of October 1, 1986, as amended and restated effective May 1, 1995.

     1.61 "PENSION UNDERFUNDING PAYMENT" shall mean the sum of One Hundred Twenty-Two Thousand Four Hundred Thirty-Three Dollars ($122,433) (or One Hundred Eighty-Five Thousand Dollars Canadian (Cdn 185,000), representing COI's contribution toward the current funding deficiency of the Main Pension Plan and the Pension Plan C.

     1.62 "PERMITTED LIENS" shall mean (a) Liens for Taxes or utilities not yet delinquent or the validity of which are being contested in good faith by appropriate actions and which are described in SCHEDULE 5.6 or SCHEDULE 6.6,
(b) the rights of the lessors under the Leased Real Estate leases and tangible personal property leases, excluding, however, the rights of lessors to terminate such leases or exercise any right or remedy by reason of the assignment or subletting by any Seller without consent or parting with possession without consent, and (c) all easements, covenants, restrictions and other encumbrances of record which do not destroy marketability of title, materially detract from the value or materially interfere with the present use of any Industrial Tires Real Estate.

     1.63 "PERSON" shall mean any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, unincorporated association or organization, business, enterprise, or other entity; any individual; and any Government.

     1.64   "PRINCIPAL ADJUSTMENT" shall have the meaning given such term in
Section 2.6(b)(ii) of this Agreement.

     1.65 "PROPRIETARY RIGHTS" shall mean collectively, the CCL Proprietary Rights and the Industrial Tires Proprietary Rights.

     1.66 "PURCHASER PARTY" OR "PURCHASER PARTIES" shall have the meaning given such terms in Section 12.1(a) of this Agreement.

     1.67   "PURCHASE PRICE" shall have the meaning given such term in
Section 2.6(a) of this Agreement.

     1.68 "PURCHASE PRICE ALLOCATION SCHEDULE" shall have the meaning given such term in Section 2.6(c) of this Agreement.

     1.69   "SITE ASSESSMENT" shall have the meaning given such term in
Section 8.5 of this Agreement.

     1.70 "SURVEY" shall have the meaning given such term in Section 8.6 of this Agreement.

     1.71 "TAX" OR "TAXES" shall mean all taxes, interest, penalties, assessments or deficiencies imposed by or due to any Governmental taxing authority.

     1.72 "TAX CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder and the Income Tax Act (Canada) as amended and the regulations made thereunder.

     1.73   "TITLE OPINION" shall have the meaning given such term in Section
8.6 of this Agreement.

     1.74   "TRANSFERRED EMPLOYEES" shall have the meaning given such term in
Section 11.6(a) of this Agreement.

     1.75 "WARRANTY DEDUCTIBLE AMOUNT" shall have the meaning given such term in Section 12.1(g) of this Agreement.

     1.76 "YEAR 2000 COMPLIANT" means, with respect to any Person, all software, embedded microchips and other processing capabilities utilized by and material to the business operations or financial condition of such Person are able to interpret and manipulate data on or involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates in and after the year 2000.

     1.77 "YEAR 2000 PROBLEM" means the risk that computer applications used by, or operated within the custody or control of a Person may be unable to recognize or properly perform date-sensitive functions involving certain dates prior to, and any date after, December 31, 1999.

                                  ARTICLE 2
                         PURCHASE AND SALE OF ASSETS

     2.1 PURCHASE AND SALE OF INDUSTRIAL TIRES ASSETS. On the terms and subject to the conditions set forth in this Agreement, COI and ITL hereby agree to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase from COI and ITL, on a going concern basis, free and clear of all Liens (other than the Permitted Liens) as of the Closing, all of the assets, properties and business (excepting only Excluded Industrial Tires Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned or held by COI or ITL and used or held for use in the Industrial Tires Business (collectively, the "Industrial Tires Assets"), including, without limitation, all right, title and interest of COI and ITL in, to and under:

            (a) all inventory (including raw materials, work in process and finished goods), accounts receivable (including, without limitation, accounts receivable from Hyco-Cascade Pty. Ltd. and other related parties), prepaid expenses and deposits, machinery and equipment, vehicles, furniture and fixtures listed in SCHEDULE 2.1;

            (b) all of the right, title and interest as tenant in and to the real estate leases listed or described on SCHEDULE 5.8 and the personal property leases listed or described in SCHEDULE 5.9 (collectively the "Assumed Industrial Tires Leases");

            (c)     the Industrial Tires Real Estate listed or described in
SCHEDULE 5.8;

            (d) the contracts, agreements or understandings listed or described in SCHEDULE 5.10 (collectively the "Assumed Industrial Tires Contracts");

            (e) the patents, patent rights, patents pending, trademarks, industrial designs, trade names, servicemarks and copyrights (and all goodwill associated therewith) registered or unregistered related to the Industrial Tires Business, and the applications for registration thereof and licenses related to the foregoing listed in SCHEDULE 5.15 and all other intellectual property of whatsoever nature and kind which is used or useful in the Industrial Tires Business;

            (f)     the permits listed in SCHEDULE 5.17;

            (g) all customer lists, processes, trade secrets, compound rubber formulae, know-how and other proprietary or confidential information used in or related to the Industrial Tires Business;

            (h) all of the right, title and interest of COI or ITL to the ownership and use of the name "ITL Industrial Tires, Inc.," "Industrial Tires," "Industrial Tires Limited" or any variation thereof and the goodwill associated with the Industrial Tires Business;

            (i) all books and records (including all computer programs and data) of COI or ITL relating to the assets, properties, business and operations of the Industrial Tires Business and the computer programs listed in SCHEDULE 5.10; and

            (j) all of the rights, claims or causes of action of COI or ITL against third parties related to the assets, properties, business or operations of the Industrial Tires Business arising out of transactions occurring prior to the Closing Date, other than any rights, claims or causes of action any Seller may have (a) under that certain Share Purchase Agreement dated November 11, 1996 relating to the acquisition of Industrial Tires Limited, (b) under policies of insurance covering damage to persons or property or product liability, (c) in regard to refunds or credits of taxes of any kind covering periods prior to Closing or (d) for indemnification or reimbursement against third parties for any amounts paid pursuant to Article 12 of this Agreement.

     2.2 EXCLUDED INDUSTRIAL TIRES ASSETS. Notwithstanding the foregoing, the Industrial Tires Assets shall not include the following (herein referred to as the "Excluded Industrial Tires Assets"):

            (a)     cash and cash equivalents of COI or ITL as of the Closing
Date;

            (b) any of COI's or ITL's franchise as a corporation, minute books, stock transfer records and similar records relating or COI's and ITL's organization, existence or capitalization;

            (c) any of COI's or ITL's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Industrial Tires Business which may arise in connection with the discharge by COI or ITL of the liabilities and obligations of the Industrial Tires Business which are not expressly assumed by Purchaser pursuant to Section 2.5(a) below;

            (d) account balances (other than accounts receivable in the ordinary course of business) due to related parties, including, without limitation, between any Seller or between a Seller and an Affiliate;

            (e)     any agreements with Thomas A. Buckley;

            (f) any contracts and leases of COI or ITL not described in the Schedules hereto, except for contracts or leases entered into in ordinary course of business by COI or ITL after the date of this Agreement and before Closing and shall be deemed Assumed Industrial Tires Contracts or Assumed Industrial Tires Leases under this Agreement PROVIDED THAT (A) descriptions and copies of such contracts or leases have been delivered to Purchaser in writing before Closing if disclosure would have been required under Section 5.10, and (B) Purchaser determines such new contracts or leases have been entered into the ordinary course of business and relate to the Industrial Tires Business;

            (g) any securities owned or held by COI or ITL, including any shares of a subsidiary;

            (h) all COI assets not utilized in the Industrial Tires Business, including, without limitation, assets used in COI's lift truck attachment remanufacturing and sales business;

            (i)     the operating leases related to the Computer Equipment;
and

            (j) all patents, patent rights, patents pending, trademarks, industrial designs, tradenames, servicemarks and copyrights, registered or unregistered and the applications for registration thereof and licenses owned by COI which are not listed on SCHEDULE 5.15 and are utilized in businesses operated by COI other than the Industrial Tires Business.

     2.3 PURCHASE AND SALE OF CCL ASSETS. On the terms and subject to the conditions set forth in this Agreement, CCL hereby agrees to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase from CCL, on a going concern basis, free and clear of all Liens (other than the Permitted Liens) as of the Closing, all of the assets, properties and business (excepting only Excluded CCL Assets) of every kind and description, wherever located, personal or mixed, tangible or intangible, owned or held by CCL and used or held for use in the Baseband and Wheel Business (collectively, the "CCL Assets"), including, without limitation, all right, title and interest of CCL in, to and under:

            (a) all inventory (including raw materials, work in process and finished goods), accounts receivable (including, without limitation, accounts receivable from Hyco-Cascade Pty. Ltd. and other related parties), prepaid expenses and deposits, machinery and equipment, vehicles, furniture and fixtures listed in SCHEDULE 2.3;

            (b) all of the right, title and interest as tenant in and to the real estate leases listed or described in SCHEDULE 6.8 and the personal property leases listed or described in SCHEDULE 6.9 (collectively the "Assumed CCL Leases");

            (c) the contracts, agreements or understandings listed or described in SCHEDULE 6.10 (collectively the "Assumed CCL Contracts");

            (d) the patents, patent rights, trademarks, industrial designs, trade names, servicemarks and copyrights (and all goodwill associated therewith) registered or unregistered, and the applications for registration thereof and licenses related to the foregoing listed in SCHEDULE
6.15 and all other intellectual property of whatsoever nature and kind which is used or useful in the Baseband and Wheel Business;

            (e)     the permits listed in SCHEDULE 6.17;

            (f) all customer lists, processes, trade secrets, know-how and other proprietary or confidential information used in or related to the Baseband and Wheel Business;

            (g)     the goodwill associated with the Baseband and Wheel
Business;

            (h) all books and records (including all computer programs and data) of CCL relating to the assets, properties, business and operations of the Baseband and Wheel Business and the computer programs listed in
SCHEDULE 6.10; and

            (i) all of CCL's rights, claims or causes of action against third parties related to the assets, properties, business or operations of the Baseband and Wheel Business arising out of transactions occurring prior to the Closing Date.

     2.4 EXCLUDED CCL ASSETS. Notwithstanding the foregoing, the CCL Assets shall not include the following (herein referred to as the "Excluded CCL Assets"):

            (a)     cash and cash equivalents of CCL as of the Closing Date;

            (b) any of CCL's franchise as a corporation, its minute books, stock transfer records and similar records relating to CCL's organization, existence or capitalization;

            (c) any of CCL's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Baseband and Wheel Business which may arise in connection with the discharge by CCL of the liabilities and obligations of the Baseband and Wheel Business which are not expressly assumed by Purchaser pursuant to Section 2.5(a) below; other than any rights, claims or causes of action CCL may have
(a) under that certain Share Purchase Agreement dated March 11, 1997 relating to the acquisition of Kenhar Corporation, (b) under policies of insurance covering damage to persons or property or product liability, (c) in regard to refunds or credits of taxes of any kind covering periods prior to Closing, or
(d) for indemnification or reimbursement against third parties for any amounts paid pursuant to Article 12 of this Agreement;

            (d) any of CCL's assets or property not used in the Baseband and Wheel Business or used by CCL in any divisions other than its baseband and wheel divisions;

            (e) account balances (other than accounts receivable in the ordinary course of business) due to related parties including, without limitation, between any Seller and an Affiliate;

            (f) any contracts and leases of CCL not described in the Schedules hereto, except for contracts or leases entered into in the ordinary course of business by CCL after the date of this Agreement and before Closing and shall be deemed Assumed CCL Contracts or Assumed CCL Leases under this Agreement PROVIDED THAT (A) descriptions and copies of such contracts or leases have been delivered to Purchaser in writing before Closing if disclosure would have been required under Section 6.10, and (B) Purchaser determines such new contracts or leases have been entered into the ordinary course of business and relate to the Baseband and Wheel Business;

            (g) all of CCL's right, title and interest to the ownership and use of the name "Kenhar" or any variation thereof;

            (h) any securities owned or held by CCL, including any shares of a subsidiary;

            (i) all CCL assets not utilized in the Baseband and Wheel Business including, without limitation, assets used in CCL's fork manufacturing business;

            (j)     the operating leases related to the Computer Equipment;
and

            (k) all patents, parent rights, trademarks, industrial designs, tradenames, servicemarks, and copyrights, registered or unregistered, and applications for registration thereof and licenses owned by CCL which are not listed on SCHEDULE 6.15 and are utilized in businesses operated by CCL other than the Baseband and Wheel Business.

     2.5    ASSUMPTION OF LIABILITIES.

            (a) On the terms and subject to the conditions set forth in this Agreement, upon the Closing of this transaction, Purchaser agrees to assume and discharge from and after the Closing Date:

                    (i) the liabilities for trade accounts payable, accrued charges and expenses, accrued payroll and payroll and sales taxes of COI or of ITL related to the Industrial Tires Business set forth on the January 31, 1999 Industrial Tires Balance Sheet, BUT ONLY to the extent specifically listed or described in EXHIBIT A, which have not been paid prior to Closing and any trade accounts payable, accrued charges and expenses, accrued payroll and payroll and sales taxes of the Industrial Tires Business which are initially incurred by COI or ITL after January 31, 1999 but prior to Closing, PROVIDED THAT (A) descriptions of such liabilities are delivered to Purchaser in writing before Closing, and (B) Purchaser determines such new liabilities have been entered into in the ordinary course of business and relate to the Industrial Tires Business (collectively, the "COI/ITL Payables");

                    (ii) the liabilities and obligations of COI or of ITL arising after the Closing Date (other than any liability or obligation for breach or default which occurred prior to Closing) under the Assumed Industrial Tires Leases or the Assumed Industrial Tires Contracts;

                    (iii) the liabilities for trade accounts payable, accrued charges and expenses, accrued payroll and payroll and sales taxes of CCL related to the Baseband and Wheel Business set forth on the January 31, 1999 CCL Balance Sheet, BUT ONLY to the extent specifically listed or described in EXHIBIT B, which have not been paid prior to Closing and any trade accounts payable, accrued charges and expenses, accrued payroll and payroll and sales taxes of the Baseband and Wheel Business which are initially incurred by CCL after January 31, 1999 but prior to Closing, PROVIDED THAT (A) descriptions of such liabilities are delivered to Purchaser in writing before Closing, and (B) Purchaser determines such new liabilities have been entered in the ordinary course of business and relate to the Baseband and Wheel Business (collectively, the "CCL Payables");

                    (iv) the liabilities and obligations of CCL arising after the Closing Date (other than any liability or obligation for breach or default which occurred prior to Closing) under the Assumed CCL Contracts or the Assumed CCL Leases;

                    (v) the liabilities of COI under the seven (7) capital leases listed in SCHEDULE 5.5 for forklift trucks and certain other office equipment;

                    (vi) the liabilities and obligations of COI under the Main Pension Plan and under the Pension Plan C;

                    (vii) the contingent liabilities of COI and CCL for notice of termination, pay in lieu of notice and severance obligations for all Transferred Employees; and

                    (viii) the liabilities or obligations of COI and of CCL for warranty claims for parts and labor arising under or with respect to the express or implied warranties listed in SCHEDULE 5.23 OR 6.23 to this Agreement from products manufactured, sold or distributed by COI or by CCL prior to the Closing up to the Warranty Deductible Amount for each of COI and CCL set forth in Section 12.1(g).

                           All of the foregoing liabilities and obligations
of COI, ITL and CCL to be assumed by Purchaser pursuant to this Section 2.5(a) are referred to collectively as the "Assumed Liabilities."

            (b) Purchaser expressly does not assume and does not agree to assume any liability or obligation of any Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Purchaser pursuant to Section 2.5(a) and, notwithstanding anything to the contrary in
Section 2.5(a), none of the following shall be "Assumed Liabilities" for purposes of this Agreement:

                    (i) except as provided in Section 2.5(a)(i) or (iii), any Government Taxes, duties, levies, assessments or other charges of any Seller including without limitation penalties, interest and/or fines with respect thereto, any Taxes in respect of or measured by the sale, consumption or performance by any Seller of any product or service prior to Closing, any Tax related to employment, and any Tax pursuant to the Employers Health Tax Act (Ontario) and any equivalent law under the Province of Quebec;

                    (ii) any indebtedness for borrowed money or funded debt of any Seller;

                    (iii) any liability or obligation of any Seller which relate to any Excluded Asset(s);

                    (iv) any claim or liability in respect of the lawsuits, claims, suits, proceedings or investigations described in SCHEDULES 5.14 or 6.14;

                    (v) any costs and expenses incurred by any Seller incident to its negotiation and preparation of this Agreement and the consummation of the transactions contemplated herein;

                    (vi) any liability arising prior to Closing for breach of contract, wrongful termination, employment discrimination, any claim under applicable Americans with disabilities, family leave, occupational, safety and health and worker's compensation laws, unfair labor practice or tort;

                    (vii) any liability or obligation for product liability, property damage, personal injury or death arising from products manufactured, sold or distributed by any Seller prior to the Closing Date;

                    (viii) any liability or obligation under or with respect to express or implied warranties other than those assumed under Section 2.5(a)(viii);

                    (ix) any liability under any insurance, pension, deferred compensation, 401(k) plan or any other employee benefit plan including any claim or liability to make any contribution to any such plan (including, without limitation, any liability (whether on a going concern, solvency or wind-up basis) under, with respect to, or in connection with Pension Plan B), except for any liability for the benefit of a Transferred Employee which has been expressly assumed by Purchaser pursuant to Section 2.5(a)(i), (iii) or (vii) or pursuant to Section 11.6 with respect to the Main Pension Plan or the Pension Plan C;

                    (x) any Tax liability of any Seller resulting from the transactions contemplated herein, including, without limitation, any recapture by any Seller of investment tax credit or depreciation, recapture of capital cost allowance under the Income Tax Act (Canada) or so-called "goods and services tax " under the Excise Tax Act (Canada);

                    (xi) any liability under any benefit or obligation to current employees or employees retired prior to the Closing which accrued prior to the Closing (including, without limitation, obligations for severance pay or continuation of benefits required by an agreement or applicable law), except any liability for the benefit of a Transferred Employee which has been expressly assumed by Purchaser pursuant to Section 2.5(a)(i), (iii) or (vii);

                    (xii)  any liability or obligation due to Thomas A.
Buckley;

                    (xiii) any liability or obligation for account balances due to related parties, including, without limitation, between any Seller or between a Seller and an Affiliate except for any liability expressly assumed by Purchaser pursuant to Section 2.5(a)(i) or 2.5(a)(iii);

                    (xiv) all liabilities for claims for injury, disability, death or worker's compensation arising from or related to employment in the Industrial Tires Business and Baseband and Wheel Business on or prior to the Closing Date; and

                    (xv) all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by any Seller of the employment of any employee of the Industrial Tires Business and/or the Baseband and Wheel Business who does not accept employment with the Purchaser provided Purchaser has offered employment to such individual pursuant to this Agreement.

     2.6    PURCHASE PRICE.

            (a) The aggregate purchase price (the "Purchase Price") for the Assets and the Business shall be (i) subject to the adjustment set forth in Section 2.6(b), Thirty-Eight Million Nine Hundred Thousand Dollars ($38,900,000), allocated among cash, notes and the assumption and payment of the CCL Payables and the COI/ITL Payables, PLUS (ii) the amount of the other Assumed Liabilities.

            (b) The Purchase Price shall be adjusted, on a dollar-for-dollar basis, based upon the difference in the Adjusted Working Capital from January 31, 1999 to the Closing Date as follows:

                    (i) in the event that $13,833,623 exceeds the Adjusted Working Capital as of the Closing Date, then the cash payable at the Closing shall be decreased by the amount of such excess (the "Cash Adjustment"); and

                    (ii) in the event that the Adjusted Working Capital as of the Closing Date exceeds $13,833,623, then the aggregate principal balance of the Notes to be issued at the Closing shall be increased by the amount of such excess (the "Principal Adjustment").

For the avoidance of doubt, the parties hereby acknowledge that at January 31, 1999 (based upon the January 31, 1999 Industrial Tires Balance Sheet and the January 31, 1999 CCL Balance Sheet), (x) the Adjusted Working Capital was $13,833,628, (y) the current assets, exclusive of cash of COI, ITL and CCL was $17,784,721, and (z) the amount of the CCL Payables and the COI/ITL Payables was $3,951,093.

            (c) The Purchase Price shall be allocated among the Assets as set forth in a schedule to be delivered by the Sellers and Purchaser at Closing (the "Purchase Price Allocation Schedule"). Each of the parties hereto agrees to report this transaction for Canadian and United States tax purposes and to file all tax returns in accordance with such allocation of the Purchase Price.

     2.7    PAYMENT OF PURCHASE PRICE; POST-CLOSING RECONCILIATION.

            (a) Three (3) business days prior to the Closing Date, Parent shall provide Purchaser with an estimate of the Adjusted Working Capital as of Closing, together with a detailed accounting and an estimate of any proposed Cash Adjustment (the "Estimated Cash Adjustment") or an estimate of any proposed Principal Adjustment (the "Estimated Principal Adjustment"), as applicable. Within one (1) business day of Closing, Parent and Purchaser shall mutually agree upon the adjustments to be made to the Purchase Price. At Closing, Purchaser shall deliver to COI, ITL and CCL, as appropriate, the Purchase Price as follows:

                    (i) the sum of Twenty-Seven Million Dollars ($27,000,000), LESS (A) the Estimated Cash Adjustment, if any, and (B) the Pension Underfunding Payment, in immediately available funds;

                    (ii) the subordinated promissory notes of Purchaser, or its successors and assigns, in the aggregate principal amount equal to Eleven Million Nine Hundred Thousand Dollars ($11,900,000), (A) LESS the sum of the amount of the CCL Payables and the COI/ITL Payables stated in U.S. Dollars and using the simple average of the New York foreign exchange mid-range rates for the Canadian dollar against the U.S. dollar, as quoted in the WALL STREET JOURNAL, for each of the five (5) business days immediately preceding the business day which is two (2) business days prior to the Closing Date, and
(B) PLUS the amount of the Estimated Principal Adjustment, if any, each in the form of EXHIBIT C attached to this Agreement (the "Notes"); and

                    (iii) the assumption and payment when due of the Assumed Liabilities.

The allocation of cash and Notes under the foregoing subsection (i) and (ii) among COI, ITL and CCL shall be made as agreed to between Purchaser and Parent at Closing consistent with the Purchase Price Allocation Schedule.

            (b) Within ten (10) calendar days after the Closing Date, Parent shall provide to Purchaser a detailed accounting of the actual Adjusted Working Capital as of the Closing and a reconciliation of the Cash Adjustment or the Principal Adjustment which should have been made on the Closing Date. Parent and Purchaser shall cooperate in good faith and reach an agreement on the Adjusted Working Capital as of Closing and any corresponding adjustments to the Purchase Price as contemplated by Section 2.6(b). Any difference between the Cash Adjustment and the Estimated Cash Adjustment shall be paid by Parent or refunded by Purchaser within three (3) business days of the determination in immediately available funds. Any difference between the Principal Adjustment and the Estimated Principal Adjustment shall be paid by the issuance of replacement notes (in the same form as the Notes but reflecting the adjusted principal amounts) immediately upon receipt by Purchaser for cancellation of the Notes delivered to Sellers at the Closing.

     2.8    FURTHER ASSURANCES.

            (a) From time to time after the Closing, the parties shall execute and deliver to each other such other instruments of conveyance and transfer and such other documents as may reasonably be requested or as may be otherwise necessary to effect the transactions contemplated by this Agreement. Each Seller shall execute and deliver to Purchaser such other documents as Purchaser may reasonably request to more effectively convey and transfer to, and vest in, Purchaser and to put Purchaser in possession of, the Assets and each part thereof. In the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Assets which cannot be transferred or assigned effectively without the consent of third parties and which consent has not been obtained prior to the Closing Date each Seller shall cooperate with Purchaser, at Purchaser's request, in endeavoring to obtain such consent promptly, and if any such consent is not obtained, to use its commercially reasonable efforts to secure to Purchaser the benefits thereof in some other manner.

            (b) The Sellers, jointly and severally, hereby agree to indemnify and hold the Purchaser Parties harmless from and against all damages, claims, causes of action, losses and expenses, including, without limitation, all reasonable attorneys' fees and expenses, incurred as a result of the failure of the Sellers to obtain any necessary consent or approval to the assignment of any Assumed Industrial Tires Contract, Assumed CCL Contract, Assumed Industrial Tires Lease or Assumed CCL Lease, except for (i) any personal property lease listed on SCHEDULE 5.9 or SCHEDULE 6.9, (ii) any Assumed Industrial Tires Contract not required to be listed on SCHEDULE 5.10, and (iii) any Assumed CCL Contract not required to be listed on SCHEDULE
6.10. The indemnification provisions of this Section shall be in addition to the provisions of Article 12 and Article 12 shall not affect the Sellers' obligations hereunder, but are subject to the limitations set forth in Sections 12.1(f) and 12.4.

     2.9 CHANGE IN CORPORATE NAME. ITL shall promptly after the Closing Date (and in any event within ten (10) calendar days) change its corporate name to a name which does not include

"Industrial Tires" or similar words. COI shall promptly after the Closing Date (and in any event within ten (10) calendar days) cease using any name which includes the words "Industrial Tires" or similar words.

     2.10 SALE OF COMPUTER EQUIPMENT. Parent is a lessee of certain computer equipment pursuant to certain leases, all as more fully described on EXHIBIT D attached to this Agreement (collectively, the "Computer Equipment"). At the Closing, the leases for the Computer Equipment shall not be assigned to Purchaser and in lieu thereof Parent hereby agrees to exercise its rights to purchase and shall sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase from Parent all of its right, title and interest in the Computer Equipment, free and clear of any Liens, for an amount equal to the lease buy-out price of such equipment as of Closing (the "Lease Buy-Out Purchase Price"). The Lease Buy-Out Purchase Price shall not exceed Fourteen Thousand Nine Hundred Twenty-Nine Dollars and 89/100 ($14,929.89).

                                   ARTICLE 3
                                    CLOSING

     3.1 THE CLOSING. The purchase and sale of assets contemplated hereby (the "Closing") shall take place on April 27, 1999, or within two (2) business days after all conditions set forth in Article 9 have been satisfied or duly waived by Purchaser and all conditions set forth in Article 10 have been satisfied or duly waived by the Sellers, or such other date as shall be mutually agreed upon in writing by the parties hereto, at the law offices of counsel for Purchaser's lender or such other place as shall be mutually agreed upon by the parties hereto.

     3.2 DELIVERIES BY THE SELLERS. At or prior to the Closing, each applicable Seller shall deliver, or cause to be delivered, to Purchaser the following:

            (a) with respect to each parcel of Industrial Tires Real Estate, a deed/transfer of land in registerable form and such other instruments or agreements of transfer, duly executed by the appropriate Seller and each in form reasonably satisfactory to Purchaser;

            (b) a Bill of Sale and Assignment and such other instruments or agreements of transfer with respect to the Assets, duly executed by the appropriate Seller and in form reasonably satisfactory to Purchaser;

            (c) an assignment for each registered Proprietary Right, duly executed by the appropriate Seller and in form reasonably satisfactory to Purchaser;

            (d)     the certificate of performance of the Sellers required by
Section 9.2;

            (e) the certificate of the Secretary or Assistant Secretary of each Seller required by Section 9.3;

            (f) an opinion of Newcomb, Sabin, Schwartz & Landsverk, LLP, and Osler, Hoskin and Harcourt, counsel for the Sellers, dated the Closing Date, addressed to Purchaser and in form and substance reasonably satisfactory to counsel for Purchaser covering matters customarily given in transactions of the type contemplated by this Agreement;

            (g) a certificate of status, good standing or valid existence, dated no more than ten (10) days prior to the Closing Date, for each Seller issued by the appropriate office in each jurisdiction of its incorporation;

            (h) written descriptions, and where applicable, copies of contracts, leases and liabilities entered into in the ordinary course of business as contemplated by Sections 2.2(f), 2.4(f), 2.5(a)(i) and 2.5(a)(iii) of this Agreement;

            (i) all other previously undelivered items required to be delivered by the Sellers at or prior to Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by Purchaser;

            (j) ownership certificates and currently dated safety standard certificates for all registered vehicles;

            (k) agreements related to the assignment of the Main Pension Plan and Pension Plan C of COI;

            (l) a counterpart to the Purchase Price Allocation Schedule to be delivered pursuant to Section 2.6(c) of this Agreement;

            (m) a counterpart to certain agreements which may be requested by Purchaser's lender, including, without limitation, a landlord waiver and consent, estoppel certificate, collateral assignment of lease, mortgagee waiver (only as to the Leased Real Estate identified in Section 9.11), non-disturbance agreement or leasehold mortgage in a form reasonably acceptable to Purchaser and Purchaser's lender, duly executed by any lessor or mortgagee of any Leased Real Estate on which assets of the Business are located;

            (n) instruments or agreements, each duly executed by the appropriate party and in form reasonably satisfactory to Purchaser, in connection with the purchase and sale of the Computer Equipment to Purchaser, including, without limitation, a payoff letter or letters from the lessor or lessors of the Computer Equipment and a Bill of Sale and Assignment; and

            (o) a certificate, duly executed by Parent and Purchaser, evidencing their computation of the Purchase Price to be paid at Closing as contemplated by Section 2.7(a).

     3.3 DELIVERIES BY PURCHASER. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to the Sellers, the following:

            (a)     the cash portion of the Purchase Price as contemplated by
Section 2.7(a)(i) PLUS the amount of the Lease Buy-Out Purchase Price, in immediately available funds, by wire transfer to such accounts as the Sellers shall designate in writing to Purchaser at least two (2) days prior to the Closing Date;

            (b) the Notes required to be delivered by Purchaser to Sellers as required by Section 2.7(a)(ii);

            (c)     the certificate of performance of Purchaser required by
Section 10.2;

            (d) the certificate of the Secretary or Assistant Secretary of Purchaser required by Section 10.3;

            (e) an opinion of Sommer & Barnard, PC and Canadian counsel for Purchaser, dated the Closing Date, addressed to the Sellers and in form and substance reasonably satisfactory to counsel for the Sellers covering matters customarily given in transactions of the type contemplated by this Agreement;

            (f) a certificate of valid existence of Purchaser, dated no more than ten (10) days prior to the Closing Date, issued by the Indiana Secretary of State;

            (g) all other previously undelivered items required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by the Sellers;

            (h) a counterpart to the Purchase Price Allocation Schedule to be delivered pursuant to Section 2.6(c) of this Agreement;

            (i) a certificate, duly executed by Parent and Purchaser, evidencing their computation of the Purchase Price to be paid at Closing as contemplated by Section 2.7(a);

            (j) agreements related to the assignment of the Main Pension Plan and Pension Plan C of COI; and

            (k) a certificate, duly executed by Purchaser, as to the absence, to Purchaser's best knowledge, of any third party requirements or Government action in connection with the Mississauga Real Estate as contemplated by Section 11.8 of this Agreement.

     3.4 APPOINTMENT. Each of COI, ITL and CCL hereby appoints Parent its attorney-in-fact, with full power and authority, acting in the name of and for and on behalf of each such Seller, to amend or waive any provision of this Agreement, to provide any consent required from Sellers under this Agreement, to terminate this Agreement pursuant to the provisions of Section
13.13 and to do all other things and to take all other actions under or related to this Agreement, which, in its discretion, it may consider necessary or proper to facilitate the purchase and sale transaction contemplated by this Agreement and to resolve any dispute with Purchaser over any aspect of this Agreement, and on behalf of such Seller to enter into any agreement to conclude any of the foregoing, which shall have the effect of binding such Seller as if it had personally entered into such an agreement. This appointment and power of attorney shall be deemed to be coupled with an interest, and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by liquidation or dissolution of any Seller or the occurrence of any other event or events.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers, jointly and severally, represent and warrant to Purchaser, and Purchaser in agreeing to pay the Purchase Price and to otherwise consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that, except as set forth in certain "SCHEDULES" which are referred to herein and which have previously been delivered by Sellers to
Purchaser:

     4.1 CORPORATION; ORGANIZATION. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to transact business as a foreign corporation and possesses all required governmental authorizations and is in good standing in the jurisdictions listed in
SCHEDULE 4.1, which are the only jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification or authorization other than jurisdictions wherein the failure to so qualify would not have a material adverse effect, upon any portion of the Business, and no other jurisdiction has demanded, requested or otherwise indicated that it is required so to qualify or to obtain such authorization.

     4.2    AUTHORITY.

            (a) Each Seller has full right, capacity, corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated thereby and to comply with and perform the terms, conditions and provisions thereof. The execution, delivery and performance of this Agreement by each Seller have been duly authorized and approved by its Board of Directors and its shareholders, if appropriate, and do not require any further authorization or consent.

            (b) The execution, delivery and performance of this Agreement by each Seller, the consummation of the transactions contemplated thereby and the compliance with or fulfillment of the terms and provisions thereof or of any other agreement or instrument contemplated thereby, do not and will not
(i) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or the By-Laws of any Seller, (ii) contravene any Law which affects or binds any Seller or its properties, (iii) except as set forth in SCHEDULE 4.2, conflict with, result in a breach of, constitute a default under, or give rise to a right of termination or acceleration under any contract, agreement, note, deed of trust, mortgage, trust, lease, Governmental or other license, permit or other authorization, or any other instrument or restriction to which any Seller is a party or by which any of its properties may be affected or bound, or (iv) except for the filing of the notification required by the HSR which has been made and as set forth in
SCHEDULE 4.2, require any Seller to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any third party or any Governmental authority which has not been obtained in writing prior to the date of this Agreement.

            (c) This Agreement is the legal, valid and binding agreement of each Seller and is enforceable against each of them in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws or equitable principles relating to or affecting the enforcement of creditors' rights generally, (ii) the effect of the general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law), (iii) the fact that the granting of specific performance and the issuance of other rulings or enforcement are subject to the discretion of a court of equity and to the application of general principles of equity, and (iv) emergency and other powers which may be exercised by governmental bodies or entities with jurisdiction.

     4.3 RESIDENCY. Neither COI nor CCL is a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada). Parent and ITL are each non-residents of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

                                  ARTICLE 5
            REPRESENTATIONS AND WARRANTIES OF PARENT, COI AND ITL

     As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Parent, COI and ITL, jointly and severally, represent and warrant to Purchaser, and Purchaser in agreeing to pay the Purchase Price and to otherwise consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that, except as set forth in certain "SCHEDULES" which are referred to herein and which have previously been delivered by Parent, COI and ITL to Purchaser:

     5.1 FINANCIAL STATEMENTS. COI and ITL have furnished Purchaser with complete and accurate copies of the Industrial Tires Financial Statements. The Industrial Tires Financial Statements present fairly in all material respects the financial position and results of operations of the Industrial Tires Business, as of the statement dates and for the periods indicated and have been prepared in accordance with GAAP consistently applied throughout and among the periods indicated. All properties utilized in the operation of the Industrial Tires Business have been reflected on the Industrial Tires Financial Statements in the manner and the extent required by GAAP. Except as set forth in SCHEDULE 5.1, the income statements included within the Industrial Tires Financial Statements do not reflect any items of special or nonrecurring income or any other item of income not earned in the ordinary course of the Industrial Tires Business.

     5.2 ACCOUNTS RECEIVABLE. The accounts receivable of COI and ITL as set forth on the Industrial Tires Interim Balance Sheet or arising since the date thereof are (a) collectible, valid, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Industrial Tires Business consistent with the past practices of COI and ITL, and (b) not subject to valid defenses, set-offs or counterclaims. To the Knowledge of Parent, COI and ITL, the allowance for collection losses recorded on the Industrial Tires Interim Balance Sheet has been determined in accordance with GAAP consistent with the past practices of COI and ITL.

     5.3 INVENTORY. All inventory of COI and ITL reflected in the Industrial Tires Interim Balance Sheet or acquired since October 31, 1998 was acquired and has been maintained in the ordinary course of the Industrial Tires Business, is of good and merchantable quality, and consists of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the Industrial Tires Business except for inventory in an amount equal to or less than the reserves for obsolescence set forth on the Interim Balance Sheet. Except as set forth in SCHEDULE 5.3, neither COI nor ITL is under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers. All inventory of COI and ITL used in the Industrial Tires Business is located at the locations set forth in SCHEDULE 5.3 and at no other location.

     5.4    ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
SCHEDULE 5.4 or as otherwise expressly set forth in this Agreement, since October 31, 1998, there has not been any (a) material change in the condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities of the Industrial Tires Business other than reasonable changes incurred in the ordinary course of business, and such reasonable changes in the ordinary course of business have not materially and adversely affected the Industrial Tires Business; (b) transaction by COI or ITL related to the Industrial Tires Business other than in the ordinary course of business as conducted on that date; (c) destruction, damage to or loss of any Industrial Tires Asset (whether or not covered by insurance) that materially and adversely affects the financial condition, business or prospects of the Industrial Tires Business; (d) change in accounting methods, principles or practices (including, without limitation, any change in depreciation or amortization policies or rates) of COI or ITL; (e) amendment or termination of any Assumed Industrial Tires Contract or Assumed Industrial Tires Lease other than in the ordinary course of business; (f) labor trouble or any impending or threatened labor trouble Known to Parent, COI or ITL affecting or which might materially and adversely affect the operations of the Industrial Tires Business; or (g) other change in the assets, property, prospects, business or financial condition of COI or ITL which would have a material adverse effect on the value of the Industrial Tires Business.

     5.5 DEBT FOR BORROWED MONEY. Except as set forth in SCHEDULE 5.5, there are no (a) contracts, agreements or instruments pursuant to which COI or ITL is indebted or liable to any Person for borrowed money or for the deferred purchase price of any Industrial Tires Asset in excess of $25,000,
(b) capitalized leases pursuant to which COI or ITL leases personal property related to or utilized by the Industrial Tires Business which provides for annual payments in excess of $20,000, (c) capitalized leases to be assumed by Purchaser pursuant to Section 2.5(a)(v), or (d) mortgages, security agreements or pledge agreements to which COI or ITL is a party or by which they or any of their properties is subject or encumbered related to or utilized by the Industrial Tires Business. True and complete copies of all contracts, agreements and instruments set forth in SCHEDULE 5.5 have been delivered to Purchaser.

     5.6 TAXES. All separate and/or consolidated, unitary and combined federal, provincial, state, county, local and foreign income, excise, withholding, property, sales, use, franchise and other tax returns and related information (including, without limitation, information returns) required to be filed on or before the date hereof by or on behalf of COI or ITL have been prepared and filed in accordance with the applicable Law and all Taxes thereon which are due or may hereafter become due pursuant to such returns or pursuant to any assessment which has or will become payable or otherwise, subject to any extension granted for the filing of any return or for the payment of any tax, interest, penalty, assessment or deficiency, have been paid in full or an adequate reserve has been established therefor. All monies required to be collected or withheld by COI or ITL for income taxes, social security and other payroll taxes and statutory withholdings have been collected or withheld, and either paid to the appropriate Governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of COI and ITL.

     5.7    MARKETABILITY AND CONDITION OF INDUSTRIAL TIRES ASSETS.

            (a) COI and ITL have or will have at the Closing, legal and beneficial ownership and good and marketable title to the Industrial Tires Assets and the Computer Equipment owned by each one of them, free and clear of any and all Liens other than the Permitted Liens and are exclusively entitled to possess and dispose of the Industrial Tire Assets and the Computer Equipment. None of the Industrial Tires Assets are owned by any subsidiary of COI or ITL.

            (b) The Industrial Tires Assets and the leased property set forth in SCHEDULES 5.8 AND 5.9 constitute all of the assets used in the Industrial Tires Business and constitute all of the assets used by COI and ITL to operate the Industrial Tires Business through Closing as it has been conducted prior to the date of this Agreement. All of the tangible Industrial Tires Assets material to the Industrial Tires Business and the Computer Equipment are in good and (where applicable) operable condition, normal wear and tear excepted.

     5.8 REAL ESTATE; ASSUMED REAL ESTATE LEASES. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned (the "Industrial Tires Real Estate") or leased by COI or ITL (the "Industrial Tires Leased Real Estate") held for or used in the Industrial Tires Business are identified in SCHEDULE
5.8. A true and complete copy of each lease for the Industrial Tires Leased Real Estate has been previously delivered to Purchaser. ITL owns no real estate. To the Knowledge of Parent, COI and ITL, there are no building, zoning or use violations existing with respect to any Industrial Tires Real Estate or Industrial Tires Leased Real Estate on the date hereof that would have a material adverse affect on the operations of the Industrial Tires Business. There does not exist on the date hereof any pending or, to the Knowledge of Parent, COI or ITL, proposed (a) condemnation, expropriation of all or any part of the Industrial Tires Real Estate or the Industrial Tires Leased Real Estate; (b) special assessment for work relating to all or any part of the Industrial Tires Real Estate or the Industrial Tires Leased Real Estate or (c) conduct or activity which will interfere with the use of or access to the Industrial Tires Real Estate or Industrial Tires Leased Real Estate. To the Knowledge of Parent, COI and ITL, the buildings and any other improvements located on the Industrial Tires Real Estate or, the Industrial Tires Leased Real Estate are all in good and operable condition in all material respects, normal, wear and tear excepted. COI and ITL have the right to quiet enjoyment of the Industrial Tires Leased Real Estate.

     5.9 PERSONAL PROPERTY AND PERSONAL PROPERTY ASSUMED LEASES. All of the personal property owned or leased by COI and ITL and used in the Industrial Tires Business is located at the locations set forth in SCHEDULE
5.3 and at no other location. Except as set forth in SCHEDULE 5.9, there are no operating leases or agreements under which COI or ITL (a) is lessee of, or
(b) holds or
operates, any personal property owned by any third party and used in the Industrial Tires Business. A true and complete copy of each such lease and agreement which is an Assumed Liability has been previously delivered to Purchaser.

     5.10 ASSUMED CONTRACTS. SCHEDULE 5.10 contains a list and brief description of each contract, agreement and understanding of any type or kind, oral or written, of which COI or ITL is a party and which relate to the Industrial Tires Business which obligates COI or ITL to make payments in excess of $40,000, and in any event also lists any contract with respect to the following: (a) consignment, maintenance or any agreement relating to the possession of inventory, tooling or any other Industrial Tires Asset by a third party, (b) manufacturer's representative, sales, agency or advertising contract which is not terminable on thirty (30) days (or less) notice without penalty; (c) guaranty of any obligations of customers or others; (d) contract, understanding or agreement for the future purchase of materials, supplies, merchandise or equipment continuing for a period of more than three
(3) months or involving payments of more than $40,000 over its remaining term (including periods covered by any option to renew by either party); (e) agreement which limits or restricts COI or ITL to compete or otherwise to conduct the Industrial Tires Business in any geographical area in any material matter; and (f) agreement providing for a rebate or a discount.

     5.11 STATUS OF ASSUMED INDUSTRIAL TIRES LEASES AND ASSUMED INDUSTRIAL TIRES CONTRACTS. Except as set forth in SCHEDULE 5.11, each Assumed Industrial Tires Lease and Assumed Industrial Tires Contract will continue in full force and effect after the Closing as contemplated hereby, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. COI and ITL have fulfilled and performed their obligations under each such lease and other contract, and are not in breach or default under, and are not alleged to be in breach or default under, nor, to the Knowledge of Parent, COI and ITL, is there or is there alleged to be any basis for termination of, any of such leases or contracts and no other party to any of such leases or contracts has breached or defaulted thereunder, and no event has occurred which with the passage of time or the giving of notice or both would constitute such a default or breach by COI or ITL, or to the Knowledge of Parent, COI or ITL, by any such other party.

     5.12 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 5.12, to the Knowledge of Parent, COI and ITL each of COI and ITL has complied with and is in compliance in all material respects with all Laws applicable to the Industrial Tires Business, and neither COI nor ITL has received any Notice of any alleged breach of such Laws.

     5.13   ENVIRONMENTAL LAWS AND REGULATIONS.

            (a) Except as described in SCHEDULE 5.13, to the Knowledge of Parent, COI and ITL, COI and ITL have used, stored, generated, transported or disposed of any Hazardous Materials at the Applicable Industrial Tires Real Estate in compliance in all material respects with applicable Environmental Laws. Except as described in SCHEDULE 5.13, to the Knowledge of Parent, COI and ITL, the Applicable Industrial Tires Real Estate has been operated and used in compliance in all material respects with all applicable Environmental Laws relating to product registration, pollution control and environmental contamination including, without limitation, all Laws governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all Laws with regard to record keeping, notification, registration and reporting requirements respecting Hazardous Materials. There are no facts or circumstances Known to Parent, COI or ITL which could reasonably be expected to form the basis for the assertion of any Environmental Claim against COI or ITL with respect to the Applicable Industrial Tires Real Estate. None of the Applicable Industrial Tires Real Estate is (A) listed or proposed for listing on the National Priority List (as defined in 40 C.F.R. 300.5) or, is (B) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or any comparable list maintained by any foreign, state or local Government authority.

            (b) Except as disclosed in SCHEDULE 5.13, to the Knowledge of Parent, COI and ITL, (i) there are no underground storage tanks on the Applicable Industrial Tires Real Estate or polychlorinated biphenyls in or at the Applicable Industrial Tires Real Estate and (ii) the facilities on each Applicable Industrial Tires Real Estate comply with the Environmental Laws including, without limitation, the Occupational Safety and Health Act or Occupational Health and Safety Act (Ontario) regulations with respect to ambient air exposure to asbestos or lead-based paint. COI and ITL have delivered to Purchaser true and complete copies or results of any reports, studies, analyses, tests or monitoring in the possession of or initiated by COI and ITL pertaining to the Industrial Tires Business or to the existence of Hazardous Materials or any other environmental concerns relating to any of the Applicable Industrial Tires Real Estate concerning compliance with or liability under the Environmental Laws.

            (c) Except as disclosed in SCHEDULE 5.13: (i) Parent, COI and ITL, the Industrial Tires Business (including, without limitation, all processes, operations, assets and undertakings) have at all times been and are in material compliance with all Environmental Laws, (ii) Parent, COI and ITL have received no written Notice of non-compliance, and do not Know, nor have they reasonable grounds to Know, of any facts which would give rise to a Notice of non-compliance, with any Environmental Law, and (iii) without limiting the generality of the foregoing, Parent, COI and ITL have received no written Notice as a result of the release or the threatened release of any Hazardous Materials, or respecting any remedial, control or preventative action, direction or order, or of any investigation or evaluation respecting any release or the threatened release of any Hazardous Materials.

     5.14 NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in SCHEDULE 5.14:

            (a) There are no lawsuits, charges, claims, suits, proceedings, grievances, arbitrations or investigations pending or, to the Knowledge of Parent, COI or ITL threatened against or affecting COI or ITL relating to the Industrial Tires Assets or the Industrial Tires Business, which threatened lawsuits, charges, claims, suits, proceedings, grievances, arbitrations or investigations if adversely determined would materially and adversely affect the business or operation of the Industrial Tires Business; and

            (b) There is no action, suit or proceeding pending or, to the Knowledge of Parent, COI or ITL, threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

     5.15   PROPRIETARY RIGHTS.

            (a)     SCHEDULE 5.15 contains a list and a description of all
(i) patents, patent rights or applications for patents relating to the Industrial Tires Business; (ii) United States or Canadian, provincial, state or foreign trademarks, servicemarks, industrial designs, trade names or copyrights for which registrations have been issued or applied for, or other United States or Canadian, provincial, state or foreign trademarks, servicemarks, trade names or copyrights owned by COI or ITL in which COI or ITL holds any right, license or interest used in or relating to the Industrial Tires Business; (iii) agreements, commitments, contracts, understandings, licenses, assignments or indemnities relating or pertaining to any asset, property or right of the character described in the preceding clause to which COI or ITL is a party; and (iv) licenses or agreements pertaining to mailing lists, know-how, trade secrets, inventions, disclosures or uses of ideas used in or relating to the Industrial Tires Business to which COI or ITL is a party (collectively, the "Industrial Tires Proprietary Rights").

            (b) All of the patents, patent rights, registrations for trade names, trademarks, industrial designs, servicemarks, copyrights and licenses listed in SCHEDULE 5.15 as being owned, controlled or used by COI or ITL are valid and in full force and effect and all applications for such registrations are pending and in good standing, all without challenge of any kind and COI or ITL, as applicable, owns or has the right to use the entire right, title and interest in and to all such patents, patent rights, trade names, trademarks, servicemarks, design marks, copyrights and licenses so listed, as well as the registrations and applications for registration therefor, without qualification, limitation, burden or encumbrance of any kind. The Industrial Tires Proprietary Rights are assignable to Purchaser without the consent or approval of any third party except as set forth on
SCHEDULE 5.15. Parent has all rights with respect to the J.D. Edwards software which are necessary in order for Parent to perform its covenants set forth in Section 11.5 and no consents or approvals which have not been obtained as of the date hereof are required in order for Parent to perform those covenants. True and correct copies of all Industrial Tires Proprietary Rights have been previously delivered to Purchaser.

            (c) Except as expressly disclosed in SCHEDULE 5.15, (i) to the Knowledge of the Parent, COI and ITL, no infringement of any patent, patent right, trademark, servicemark, design marks, trade name or copyright or registration thereof has occurred or results in any way from the operations of COI or ITL or the Industrial Tires Business, (ii) no claim or threat of any such infringement has been made or implied in respect of any of the foregoing, and (iii) no proceedings are pending or, to the Knowledge of Parent, COI and ITL, threatened against COI or ITL which challenge the validity or ownership of any Industrial Tires Proprietary Rights. Neither Parent, COI or ITL has received a notice of, nor do Parent, COI or ITL have Knowledge of, any basis for a claim against COI or ITL that the operations, activities, products, equipment, machinery or processes of the Industrial Tires Business infringe the patents, trademarks, servicemarks, trade names, copyrights or other property rights of others.

     5.16   INTERCOMPANY/AFFILIATE TRANSACTIONS.  SCHEDULE 5.16 sets forth
(a) a list of each oral or written contract or agreement between COI or ITL, on the one hand, and any Affiliate of COI or ITL, shareholder, officer or director of COI or ITL on the other hand, and relating to the Industrial

Tires Assets or the Industrial Tires Business; and (b) a general description of all such transactions since January 13, 1997.

     5.17 PERMITS. COI and ITL own, hold or possess all franchises, permits, licenses, certificates, registrations, privileges, immunities, approvals and other authorizations materially necessary to own or lease, operate and use the Industrial Tires Assets and to carry on and conduct the Industrial Tires Business as now conducted (collectively, the "Industrial Tires Permits"). SCHEDULE 5.17 contains a complete list of the material Industrial Tires Permits. Except as set forth in SCHEDULE 5.17, each of the Industrial Tires Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing, in each case without (a) the occurrence of any breach, default or forfeiture of rights thereunder, or (b) the consent, approval, or act of, or the making of any filing with, any Governmental body or other Person. True and complete copies of all of the Industrial Tires Permits listed in SCHEDULE 5.17 have been previously delivered to Purchaser.

     5.18   EMPLOYMENT.

            (a) Except as set forth in SCHEDULE 5.18, COI and ITL are not, with respect to any employee of the Industrial Tires Business, a party to or bound by any (i) oral or written employment agreement (other than oral agreements terminable by COI or ITL on the giving of reasonable notice in accordance with applicable law), consulting agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete, or (ii) employees' pension, profit sharing, stock option, bonus, incentive, stock purchase, welfare, life insurance, hospital or medical benefit plan or any other Employee Benefit Plan.

            (b) COI and/or ITL are not a party, either directly, indirectly or by operation of law, to any collective agreement, letters of intent or other written or oral communication with any trade union, employees association or other association which may qualify as a trade union which cover any of their employees or any dependent contractors of COI or ITL. There are no labor unions or other organizations representing or, to the Knowledge of Parent, COI or ITL attempting to represent, any employees of the Industrial Tires Business and no agreements, plans, programs, documents or letters of understanding currently in effect between COI or ITL with respect to employees of the Industrial Tires Business and any union or other employee organization affecting wages, hours or other terms and conditions of employment. Except as set forth in SCHEDULE 5.18, Parent, COI and ITL do not Know of any current attempts to organize or establish any labor union or employee association in connection with the Industrial Tires Business.
SCHEDULE 5.18 sets forth an accurate summary of all attempts to organize the employees of COI and/or ITL since January 1, 1997.

            (c) Except as set forth in SCHEDULE 5.18, neither COI nor ITL has any obligation to provide or contribute to the cost of life insurance, health insurance, Medicare supplement insurance, or any other non-pension benefit to or on behalf of retirees or former employees of the Industrial Tires Business. None of the Industrial Tires Assets are subject to any lien or security interest under Section 302(f), 306(a), 307(a) or 4068 of ERISA or
Section 401(a)(29) or 412(m) of the Tax Code. The pension plan of CCL, the Main Pension Plan, and Pension Plan C included within the Employee Benefit Plans of Sellers (the "Pension Plans") and all amendments made thereto set forth in SCHEDULE 5.18 with respect to COI have been accepted for registration under the Income Tax Act (Canada) and the applicable provincial pension legislation and the Pension Plans have been administered in compliance in all material respects with all Governmental statutory and regulatory requirements. All contributions required to be made to the Pension Plans to the date hereof in order for the Pension Plans to comply with the minimum funding standards imposed by applicable Governmental legislation and the regulatory requirements prescribed thereunder have been made and shall be made until Closing. To the Knowledge of Parent and COI, except as set forth in SCHEDULE 5.18, the Pension Plans of COI are fully funded on a "going-concern" and on a "winding-up" basis, as determined in accordance with the actuarial methods and assumptions used in the most recent actuarial report accepted for filing by the applicable regulatory authority. All employee contributions to the Pension Plans to the date hereof have been and shall to the Closing be properly withheld from the remuneration of the employees by COI and have been timely remitted to the funding agent for the Pension Plans. There has not been any withdrawal by COI of assets held under the Pension Plans and any application by COI of surplus assets held under the Pension Plans to offset contributions otherwise required to be made thereto by COI has been permitted under the terms of the Pension Plans and the funding agreement maintained in connection therewith, and under all applicable legislation. No improvements to the Pension Plans have been promised or proposed to the Transferred Employees, other than those which may be reflected in the current terms of the Pension Plans. SCHEDULE 5.18 contains a listing of all documents related to the Pension Plans of COI, true and complete copies of which have been delivered to Purchaser prior to the date hereof:

                    (i) the most current text of the Pension Plans, including without limitation all amendments made thereto;

                    (ii) all employee communications, plan summaries, booklets and personnel manuals relating to the Pension Plans since January 13, 1997, whether or not such communications have been filed with any applicable regulatory authority;

                    (iii) the trust or other funding agreement maintained in connection with the Pension Plans, including all amendments made thereto and the latest financial statements thereof;

                    (iv) the annual information return filed in respect of the Pension Plans with any applicable regulatory authority for the most recent completed plan year;

                    (v) the two (2) most recently completed actuarial reports filed in respect of the Pension Plans with any applicable regulatory authority; and

                    (vi) all statements of investment policies and goals prepared in respect of the Pension Plans, including all amendments made thereto, whether or not such statement has been filed with any applicable regulatory authority.

The only persons who are participants in the Main Pension Plan are the COI employees who report for work for COI at its manufacturing facility, 3161 and 3199 Wharton Way, Mississauga, Ontario. The only person who is a participant in Pension Plan C is Terry Mark.

            (d) ITL is the Plan Administrator of the ITL Industrial Tires Incorporated 401(k) and Profit Sharing Plan ("401(k) Plan"). The 401(k) Plan satisfies the requirements of Internal Revenue Code Section 401(a), and there is no plan provision or operation of the 401(k) Plan Known to Parent or ITL which would result in disqualification of the 401(k) Plan. SCHEDULE 5.18 includes the most recent IRS Determination Letter for the 401(k) Plan.

            (e) There are no pending, or to the Knowledge of the Parent, COI or ITL, threatened charges, complaints, claims, settlement agreements or citations against COI or ITL with respect to the Industrial Tires Business, nor, to the Knowledge of the Parent, COI or ITL, is there any reasonable basis for the same, under or before (i) the Occupational Safety and Health Act of 1970, as amended; (ii) the National Labor Relations Act of 1935, as amended; (iii) Civil Rights Act of 1964, as amended; (iv) the Immigration Reform and Control Act of 1986, as amended; (v) the Age Discrimination in Employment Act of 1967, as amended; (vi) the Fair Labor Standards Act, as amended, (vii) the Americans with Disabilities Act, as amended; (viii) the Family and Medical Leave Act, as amended; (ix) the Occupational Health and Safety Act (Ontario), the Employment Standards Act (Ontario), the Human Rights Code (Ontario), the Labour Relations Act, 1995, Pay Equity Act (Ontario), the Workplace Safety and Insurance Act, 1997 (Ontario); (x) any other similar Laws; or (xi) any employment standards branch or tribunal or human rights tribunal. There are no outstanding decisions or settlements or pending settlements under employment standards or similar laws which place any obligation upon COI and/or ITL relating to the Industrial Tires Business to do or refrain from doing any act.

            (f) Except as set forth in SCHEDULE 5.18, there are no worker's compensation claims involving employees of COI or ITL with respect to the Industrial Tires Business either being paid on a continuing basis or being controverted in litigation. SCHEDULE 5.18 sets forth the worker's compensation claims experience of COI and ITL since January 13, 1997.

            (g) The Industrial Tires Business has been and will until Closing be operated in full compliance with all Laws relating to employees, employment standards, occupational health and safety, pay equity and employment equity. COI has complied with and posted plans as required under the Pay Equity Act (Ontario). There are no pending, or to the Knowledge of the Parent, COI or ITL, threatened charges, complaints, claims, settlement agreements or citations, against COI or ITL in respect of such Laws.

            (h) SCHEDULE 5.18 sets forth a complete and accurate list of all employees (including those on maternity, sick leave and/or lay-off) of COI and ITL performing services for the Industrial Tires Business, showing for each name, hire date, age, current job title or description, current salary, wages or hourly or other rates of pay, any bonus or deferred compensation arrangements whether monetary or otherwise paid or payable. Except as disclosed in SCHEDULE 5.18, no employee is on short or long term disability leave, extended absence or receiving benefits pursuant to any worker's compensation legislation or plan including under the Workplace Safety and Insurance Act (Ontario).

     5.19 INSURANCE. SCHEDULE 5.19 sets forth a list and brief description (including insurer, policy number, nature of coverage, limits, premiums and expiration dates) of each policy of insurance maintained, owned or held by COI or ITL with respect to the Industrial Tires Business as of the date of this Agreement. COI and ITL have each complied with each of the insurance policies listed on such SCHEDULE
5.19 and have not failed to give notice or present any material claim thereunder in a due and timely manner. Neither Parent, COI nor ITL has received any notice of cancellation or non-renewal with respect to any of the insurance policies of COI or ITL. Each of COI and ITL have provided Purchaser with a copy of all inspection reports in their possession.

     5.20 SUPPLIERS. To the Knowledge of Parent, COI and ITL (a) there are no suppliers of products or services to COI or ITL which are material to the Industrial Tires Business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace and (b) COI and ITL enjoy satisfactory relations with all of their suppliers.

     5.21 CUSTOMERS. Except as specifically set forth in SCHEDULE 5.21, during the twelve (12) month period ending October 31, 1998, no one customer purchased ten percent (10%) or more of the sales volume of COI or ITL with respect to the Industrial Tires Business for that time period.

     5.22 YEAR 2000 COMPLIANT. SCHEDULE 5.22 sets forth all actions taken by COI and ITL as of the date of this Agreement and all actions remaining to be taken to become Year 2000 Compliant on or prior to January 1, 2000 in all material computer-based systems (including all software, embedded microchips and other processing capabilities) used by or operated within the custody or control of COI and ITL and included in the Industrial Tires Assets and the Industrial Tires Business to be sold hereunder. COI and ITL make no representation or warranty that any of the actions taken and listed in
SCHEDULE 5.22 will actually achieve a solution to any Year 2000 Problem.

     5.23 WARRANTIES. Except as set forth in SCHEDULE 5.23, neither COI nor ITL has made any express product warranty with respect to any product that it manufactures or sells or service that it renders. Neither COI nor ITL (a) has received any notice of any material claim based on any express or implied warranty, or (b) Knows of any material claim (actual or threatened) based on any express or implied warranty.

     5.24 DISCLOSURE. None of the representations or warranties of Parent, COI or ITL contained in Article 5 of this Agreement, none of the information contained in the SCHEDULES referred to in this Article 5, and none of the other information or documents furnished or to be furnished to Purchaser or any of its respective representatives by Parent, COI or ITL, or any of their respective representatives in connection with this Agreement and the transactions contemplated hereby, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements made herein or therein not misleading in any material respect. There is no information or Knowledge of any facts not generally known to the public or Purchaser relating to Parent, COI and ITL or the Industrial Tire Business which, if known to Purchaser, might reasonably be expected to deter Purchaser from completing the transactions contemplated herein.

                                   ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF PARENT AND CCL

     As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and CCL, jointly and severally, represent and warrant to Purchaser, and Purchaser in agreeing to pay the Purchase Price and to otherwise consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that, except as set forth in certain "SCHEDULES" which are referred to herein and which have previously been delivered by Parent and CCL to Purchaser:

     6.1 FINANCIAL STATEMENTS. CCL has furnished Purchaser with complete and accurate copies of the CCL Financial Statements which present fairly in all material respects the financial position and results of operations of the Baseband and Wheel Business as of the statement dates and for the periods indicated, and have been prepared in accordance with GAAP consistently applied throughout and among the periods indicated. All properties utilized in the operation of the Baseband and Wheel Business have been reflected on the CCL Financial Statements in the manner and the extent required by GAAP. Except as set forth in SCHEDULE 6.1, the income statements included within the CCL Financial Statements do not reflect any items of special or nonrecurring income or any other item of income not earned in the ordinary course of the Baseband and Wheel Business.

     6.2 ACCOUNTS RECEIVABLE. The accounts receivable of CCL relating to the Baseband and Wheel Business as set forth on the CCL Interim Balance Sheet or arising since the date thereof are (a) collectible, valid, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Baseband and Wheel Business consistent with the past practices of CCL, and
(b) not subject to valid defenses, set-offs or counterclaims. To the Knowledge of Parent and CCL, the allowance for collection losses recorded on the CCL Interim Balance Sheet has been determined in accordance with GAAP consistent with the past practices of CCL.

     6.3 INVENTORY. All inventory of CCL reflected in the CCL Interim Balance Sheet or acquired since October 31, 1998 was acquired and has been maintained in the ordinary course of the Baseband and Wheel Business, is of good and merchantable quality, and consists of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the Baseband and Wheel Business except for inventory in an amount equal to or less than the reserves for obsolescence set forth on the CCL Interim Balance Sheet. Except as set forth in SCHEDULE 6.3, CCL is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers. All inventory of CCL used in the Baseband and Wheel Business is located at the locations set forth in SCHEDULE
6.3 and at no other location.

     6.4    ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
SCHEDULE 6.4 or as otherwise expressly set forth in this Agreement, since October 31, 1998, there has not been any (a) material change in the condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities of the Baseband and Wheel Business other than reasonable changes incurred in the ordinary course of business, and such reasonable changes in the ordinary course of business have not materially and adversely affected the Baseband and Wheel Business; (b) transaction by CCL relating to the Baseband and Wheel Business other than in the ordinary course of business as conducted on that date; (c) destruction, damage to or loss of any CCL Asset (whether or not covered by insurance) that materially and adversely affects the financial condition, business or prospects of the Baseband and Wheel Business; (d) change in accounting methods, principles or practices (including, without limitation, any change in depreciation or amortization policies or rates) of CCL; (e) amendment or termination of any Assumed CCL Contract or Assumed CCL Lease other than in the ordinary course of business; (f) labor trouble or any impending or threatened labor trouble Known to Parent or CCL affecting or which might materially and adversely affect the operations of the Baseband and Wheel Business; or (g) other change in the assets, property, prospects, business or financial condition of CCL which would have a material adverse effect on the value of the Baseband and Wheel Business.

     6.5 DEBT FOR BORROWED MONEY. Except as set forth in SCHEDULE 6.5, there are no (a) contracts, agreements or instruments pursuant to which CCL is indebted or liable to any Person for borrowed money for any CCL Asset or for the deferred purchase price of any CCL Asset in excess of $15,000, (b) capitalized leases pursuant to which CCL leases real or personal property related to or utilized by the Baseband and Wheel Business which provide for annual payments in excess of $10,000, or (c) mortgages, security agreements or pledge agreements to which CCL is a party or by which it or any of its properties is subject or encumbered, related to or utilized by the Baseband and Wheel Business. True and complete copies of all contracts, agreements and instruments set forth in SCHEDULE 6.5 have been delivered to Purchaser.

     6.6 TAXES. All separate and/or consolidated, unitary and combined federal, provincial, state, county, local and foreign income, excise, withholding, property, sales, use, franchise and other tax returns and related information (including, without limitation, information returns) required to be filed on or before the date hereof by or on behalf of CCL have been prepared and filed in accordance with the applicable Law and all Taxes thereon which are due or may hereafter become due pursuant to such returns or pursuant to any assessment which has or will become payable or otherwise, subject to any extension granted for the filing of any return or for the payment of any tax, interest, penalty, assessment or deficiency, have been paid in full or an adequate reserve has been established therefor. All monies required to be collected or withheld by CCL for income taxes, social security and other payroll Taxes and statutory withholdings have been collected or withheld, and either paid to the appropriate Governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of CCL.

     6.7    MARKETABILITY AND CONDITION OF CCL ASSETS.

            (a) CCL has or will have at the Closing, legal and beneficial ownership and good and marketable title to all the CCL Assets and the Computer Equipment free and clear of any and all Liens other than the Permitted Liens and is exclusively entitled to possess and dispose of the CCL Assets and the Computer Equipment. None of the CCL Assets are owned by any subsidiary of CCL.

            (b) The CCL Assets and the leased property set forth in SCHEDULES 6.8 AND 6.9 constitute all of the assets used in the Baseband and Wheel Business and constitute all of the assets used by CCL to operate the Baseband and Wheel Business through Closing as it has been conducted prior to the date of this Agreement. All of the tangible CCL Assets and the Computer Equipment are in good and (where applicable) operable condition, normal wear and tear excepted.

     6.8 REAL PROPERTY INTERESTS; ASSUMED REAL ESTATE LEASES. CCL owns no real estate. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are leased by CCL (the "CCL Leased Real Estate") held for or used in the Baseband and Wheel Business are identified in SCHEDULE 6.8. A true and complete copy of each lease for the CCL Leased Real Estate has been previously delivered to Purchaser. To the Knowledge of Parent and CCL, there are no building, zoning or use violations existing with respect to any CCL Leased Real Estate on the date hereof that would have a material adverse effect on the operations of the Baseband and Wheel Business. There does not exist on the date hereof any pending or, to the Knowledge Parent or CCL, proposed (a) condemnation of all or any part of the CCL Leased Real Estate; (b) special assessment for work relating to all or any part of the CCL Leased Real Estate or (c) conduct or activity which will interfere with the use of or access to CCL Leased Real Estate. To the Knowledge of Parent and CCL, the buildings and any other improvements located on CCL Leased Real Estate are all in good and operable condition, normal, wear and tear excepted. CCL has the right to quiet enjoyment of the CCL Leased Real Estate.

     6.9 PERSONAL PROPERTY AND PERSONAL PROPERTY ASSUMED LEASES. All of the personal property owned or leased by CCL and used in the Baseband and Wheel Business is located at the locations set forth in SCHEDULE 6.3 and at no other location. Except as set forth in SCHEDULE 6.9, there are no operating leases or agreements under which CCL (a) is lessee of, or (b) holds or operates, any personal property owned by any third party and used in the Baseband and Wheel Business. A true and complete copy of each such lease and agreement which is an Assumed Liability, has been previously delivered to Purchaser.

     6.10 ASSUMED CONTRACTS. SCHEDULE 6.10 contains a list and brief description of each contract, agreement and understanding of any type or kind, oral or written, of which CCL is a party and relating to the Baseband and Wheel Business which obligates CCL to make payments in excess of $20,000, and in any event also lists any contract with respect to the following: (a) consignment, maintenance or any agreement relating to the possession of inventory, tooling or any other CCL Asset by a third party, (b) manufacturer's representative, sales, agency or advertising contract which is not terminable on thirty (30) days (or less) notice without penalty; (c) guaranty of any obligations of customers or others; (d) contract, understanding or agreement for the future purchase of materials, supplies, merchandise or equipment continuing for a period of more than three (3) months or involving payments of more than $20,000 over its remaining term (including periods covered by any option to review by either party); (e) agreement which limits or restricts CCL to compete or otherwise to conduct the Baseband and Wheel Business in any geographical area in any material matter; and (f) agreement providing for a rebate or a discount.

     6.11 STATUS OF ASSUMED CCL LEASES AND ASSUMED CCL CONTRACTS. Except as set forth in SCHEDULE 6.11, each Assumed CCL Lease and Assumed CCL Contract will continue in full force and effect after the Closing as contemplated hereby, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. CCL has fulfilled and performed its obligations under each such lease and other contract, and is not in breach or default under, and is not alleged to be in breach or default under, nor, to the Knowledge of Parent and CCL is there or is there alleged to be any basis for termination of, any of such leases or contracts and no other party to any of such leases or contracts has breached or defaulted thereunder, and no event has occurred which with the passage of time or the giving of notice or both would constitute such a default or breach by CCL, or to the Knowledge of Parent and CCL, by any such other party.

     6.12 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 6.12, to the Knowledge of Parent and CCL, CCL has complied with and is in compliance in all material respects with all Laws applicable to the Baseband and Wheel Business, and CCL has not received any Notice of any alleged breach of such Laws.

     6.13   ENVIRONMENTAL LAWS AND REGULATIONS.

            (a) Except as set forth in SCHEDULE 6.13, to the Knowledge of Parent and CCL, CCL has used, stored, generated, transported or disposed of any Hazardous Materials at the Applicable CCL Real Estate in compliance in all material respects with applicable Environmental Laws. Except as set forth in SCHEDULE 6.13, to the Knowledge of Parent and CCL, the Applicable CCL Real Estate has been operated and used in compliance in all material respects with all applicable Environmental Laws relating to product registration, pollution control and environmental contamination including, without limitation, all Laws governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all Laws with regard to record keeping, notification, registration and reporting requirements respecting Hazardous Materials. There are no facts or circumstances Known to Parent or CCL which could reasonably be expected to form the basis for the assertion of any Environmental Claim against CCL with respect to the Applicable CCL Real Estate. None of the Applicable CCL Real Estate is (A) listed or proposed for listing on the National Priority List (as defined in 40 C.F.R. 300.5) or a similar list in Canada or, is (B) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or any comparable list maintained by any foreign, state or local Government authority.

            (b) Except as disclosed in SCHEDULE 6.13, to the Knowledge of Parent and CCL, (i) there are no underground storage tanks on the Applicable CCL Real Estate or, polychlorinated biphenyls in or at the Applicable CCL Real Estate and (ii) the facilities on each Applicable CCL Real Estate comply with the Environmental Laws including, without limitation, the Occupational Safety and Health Act or Occupational Health and Safety Act (Ontario) regulations with respect to ambient air exposure to asbestos or lead-based paint. CCL has delivered to Purchaser true and complete copies or results of any reports, studies, analyses, tests or monitoring in the possession of or initiated by CCL pertaining to the Baseband and Wheel Business or to the existence of Hazardous Materials or any other environmental concerns relating to any of the Applicable CCL Real Estate concerning compliance with or liability under the Environmental Laws.

            (c) Except as disclosed in SCHEDULE 6.13: (i) Parent and CCL, the Baseband and Wheel Business (including, without limitation, all processes, operations, assets and undertakings) have at all times been and are in material compliance with all Environmental Laws, (ii) Parent and

CCL have received no written Notice of non-compliance, and do not Know, nor have they reasonable grounds to Know, of any facts which would give rise to a Notice of non-compliance, with any Environmental Law, and (iii) without limiting the generality of the foregoing, Parent and CCL have received no written Notice as a result of the release or the threatened release of any Hazardous Materials, or respecting any remedial, control or preventative action, direction or order, or of any investigation or evaluation respecting any release or the threatened release of any Hazardous Materials.

     6.14 NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in SCHEDULE 6.14:

            (a) There are no lawsuits, charges, claims, suits, proceedings, grievances, arbitrations or investigations pending or, to the Knowledge of Parent and CCL threatened against or affecting CCL relating to the CCL Assets or the Baseband and Wheel Business, which threatened lawsuits, charges, claims, suits, proceedings, grievances, arbitrations or investigations if adversely determined would materially and adversely affect the business or operation of the Baseband and Wheel Business; and

            (b) There is no action, suit or proceeding pending or, to the Knowledge of the Parent and CCL, threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

     6.15   PROPRIETARY RIGHTS.

            (a)     SCHEDULE 6.15 contains a list and a description of all
(i) patents, patent rights or applications for patents relating to the Baseband and Wheel Business; (ii) United States or Canadian, provincial, state or foreign trademarks, servicemarks, industrial designs, trade names or copyrights for which registrations have been issued or applied for, or other United States or Canadian, provincial, state or foreign trademarks, servicemarks, trade names or copyrights owned by CCL in which CCL holds any right, license or interest used in or relating to the Baseband and Wheel Business; (iii) agreements, commitments, contracts, understandings, licenses, assignments or indemnities relating or pertaining to any asset, property or right of the character described in the preceding clause to which CCL is a party; and (iv) licenses or agreements pertaining to mailing lists, know-how, trade secrets, inventions, disclosures or uses of ideas used in or relating to the Baseband and Wheel Business to which CCL is a party (collectively, the "CCL Proprietary Rights").

            (b) All of the patents, patent rights, registrations for trade names, trademarks, industrial designs, servicemarks, copyrights and licenses listed in SCHEDULE 6.15 as being owned, controlled or used by CCL in the Baseband and Wheel Business are valid and in full force and effect and all applications for such registrations are pending and in good standing, all without challenge of any kind and CCL owns or has the right to use the entire right, title and interest in and to all such patents, patent rights, trade names, trademarks, servicemarks, design marks, copyrights and licenses so listed, as well as the registrations and applications for registration therefor, without qualification, limitation, burden or encumbrance of any kind. The CCL Proprietary Rights are assignable to Purchaser without the consent or approval of any third party except as set forth in SCHEDULE 6.15. True and correct copies of all CCL Proprietary Rights have been previously delivered to Purchaser.

            (c) Except as expressly disclosed in SCHEDULE 6.15, (i) to the Knowledge of Parent and CCL, no infringement of any patent, patent right, trademark, servicemark, design marks, trade name or copyright or registration thereof has occurred or results in any way from the operations of CCL or the Baseband and Wheel Business, (ii) no claim or threat of any such infringement has been made or implied in respect of any of the foregoing, and (iii) no proceedings are pending or, to the Knowledge of Parent and CCL, threatened against CCL which challenge the validity or ownership of any CCL Proprietary Rights. CCL has not received a notice of, nor do the Parent or CCL have Knowledge of, any basis for a claim against CCL that the operations, activities, products, equipment, machinery or processes of the Baseband and Wheel Business infringe the patents, trademarks, servicemarks, trade names, copyrights or other property rights of others.

     6.16   INTERCOMPANY/AFFILIATE TRANSACTIONS.  SCHEDULE 6.16 sets forth
(a) a list of each oral or written contract or agreement between CCL, on the one hand, and any Affiliate of CCL, shareholder, officer or director of CCL on the other hand, and relating to the CCL Assets or the Baseband and Wheel Business; and (b) a general description of all such transactions during the last three years.

     6.17 PERMITS. CCL owns, holds or possesses all franchises, permits, licenses, certificates, registrations, privileges, immunities, approvals and other authorizations materially necessary to own or lease, operate and use the CCL Assets and to carry on and conduct the Baseband and Wheel Business as now conducted (collectively, the "CCL Permits"). SCHEDULE 6.17 contains a complete list of the material CCL Permits. Each of the CCL Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing, in each case without (a) the occurrence of any breach, default or forfeiture of rights thereunder, or (b) the consent, approval, or act of, or the making of any filing with, any Governmental body or other Person. True and complete copies of all of the CCL Permits listed in SCHEDULE 6.17 have been previously delivered to Purchaser.

     6.18   EMPLOYMENT.

            (a) Except as set forth in SCHEDULE 6.18, CCL is not, with respect to any employee of the Baseband and Wheel Business, a party to or bound by any (i) oral or written employment agreement (other than oral agreements terminable by CCI on the giving of reasonable notice in accordance with applicable law), consulting agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete, or (ii) employees' pension, profit sharing, stock option, bonus, incentive, stock purchase, welfare, life insurance, hospital or medical benefit plan or any other Employee Benefit Plan.

            (b) CCI is not a party, either directly, indirectly or by operation of law, to any collective agreement, letters of intent or other written or oral communication with any trade union, employees association or other association which may qualify as a trade union which cover any of their employees or any dependent contractors of CCL. There are no labor unions or other organizations representing or, to the Knowledge of Parent, COI or ITL attempting to represent, any employees of the Baseband and Wheel Business and no agreements, plans, programs, documents or letters of understanding currently in effect between CCL with respect to employees of the Baseband and Wheel Business and any union or other employee organization affecting wages, hours or other terms and conditions of employment. Except as set forth in SCHEDULE 6.18, Parent and CCL do not Know of any current attempts to organize or establish any labor union or employee association in connection with the Baseband and Wheel Business. SCHEDULE 6.18 sets forth an accurate summary of all attempts to organize the employees of CCL since January 1, 1997.

            (c) Except as set forth in SCHEDULE 6.18, CCL has no obligation to provide or contribute to the cost of life insurance, health insurance, Medicare supplement insurance, or any other non-pension benefit to or on behalf of retirees or former employees of the Baseband and Wheel Business. None of the CCL Assets are subject to any lien or security interest under Section 302(f), 306(a), 307(a) or 4068 of ERISA or Section 401(a)(29) or 412(m) of the Tax Code. The Pension Plans and all amendments made thereto set forth in SCHEDULE 6.18 with respect to CCL are registered under the Income Tax Act (Canada) and do not require registration under any provincial pension legislation and the Pension Plans have been administered in compliance in all material respects with all Governmental statutory and regulatory requirements. No contributions are required to be made to the Pension Plans by CCL or any other Seller under any document, agreement or understanding with any present or former employees of CCL or in order for the Pension Plans to comply with the minimum funding standards imposed by applicable Governmental legislation and the regulatory requirements prescribed thereunder have been made and shall be made until Closing. All employee contributions to the Pension Plans to the date hereof have been and shall to the Closing be properly withheld from the remuneration of the employees by CCL and have been remitted to the trustee of the Pension Plans.
SCHEDULE 6.18 contains a listing of the following documents related to the Pension Plans of CCL, true and complete copies of which have been delivered to Purchaser prior to the date hereof:

                    (i) the most current text of the Pension Plans including without limitation all amendments made thereto;

                    (ii) all employee communications relating to the Pension Plans since March 11, 1997, whether or not such communications have been filed with any applicable regulatory authority; and

                    (iii) the trust or other funding agreement maintained in connection with the Pension Plans, including all amendments made thereto and the latest financial statements thereof;

            (d) There are no pending, or to the Knowledge of the Parent, CCL, threatened or unasserted charges, complaints, claims, settlement agreements or citations, directly or indirectly involving or affecting CCL with respect to the Baseband and Wheel Business, nor, to the Knowledge of the Parent or CCL, is there any reasonable basis for the same, under or before
(i) the Occupational Safety and Health Act of 1970, as amended; (ii) the National Labor Relations Act of 1935, as amended; (iii) Civil Rights Act of 1964, as amended; (iv) the Immigration Reform and Control Act of 1986, as amended; (v) the Age Discrimination in Employment Act of 1967, as amended;
(vi) the Fair Labor Standards Act, as amended, (vii) the Americans with Disabilities Act, as amended; (viii) the Family and Medical Leave Act, as amended; (ix) the Occupational Health and Safety Act (Ontario), the Employment Standards Act (Ontario), the Human Rights Code (Ontario), the Labour Relations Act, 1995, Pay Equity Act (Ontario), the Workplace Safety and Insurance Act, 1997

(Ontario); (x) any other similar Laws; or (xi) any employment standards branch or tribunal or human rights tribunal. There are no outstanding decisions or settlements or pending settlements under employment standards or similar laws which place any obligation upon CCL relating to the Baseband and Wheel Business to do or refrain from doing any act.

            (e) Except as set forth in SCHEDULE 6.18, there are no worker's compensation claims involving employees of CCL with respect to the Baseband and Wheel Business either being paid on a continuing basis or being controverted in litigation. SCHEDULE 6.18 sets forth the worker's compensation claims experience of CCL since March 11, 1997.

            (f) The Baseband and Wheel Business has been and will until Closing be operated in full compliance with all Laws relating to employees, employment standards, occupational health and safety, pay equity and employment equity. COI has complied with and posted plans as required under the Pay Equity Act (Ontario). There are no pending, or to the Knowledge of the Parent or CCL, threatened charges, complaints, claims, settlement agreements or citations, against CCL in respect of such Laws.

            (g) SCHEDULE 6.18 sets forth a complete and accurate list of all employees (including those on maternity, sick leave and/or lay-off) of CCL performing services for the Baseband and Wheel Business, showing for each name, hire date, age, current job title or description, current salary, wages or hourly or other rates of pay, any bonus or deferred compensation arrangements whether monetary or otherwise paid or payable. Except as disclosed in SCHEDULE 6.18, no employee is on short or long term disability leave, extended absence or receiving benefits pursuant to any worker's compensation legislation or plan including under the Workplace Safety and Insurance Act (Ontario).

     6.19 INSURANCE. SCHEDULE 6.19 sets forth a list and brief description (including insurer, policy number, nature of coverage, limits, premiums and expiration dates) of each policy of insurance maintained, owned or held by CCL with respect to the Baseband and Wheel Business as of the date of this Agreement. CCL has complied with each of the insurance policies listed on such SCHEDULE 6.19 and has not failed to give notice or present any material claim thereunder in a due and timely manner. Neither Parent nor CCL has received any notice of cancellation or non-renewal with respect to any of the insurance policies of CCL relating to the CCL Assets or the Baseband and Wheel Business. CCL has provided Purchaser with a copy of all inspection reports in its possession.

     6.20 SUPPLIERS. To the Knowledge of Parent and CCL, there are no suppliers of products or services to CCL which are material to the Baseband and Wheel Business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace. CCL enjoys excellent relations with all of its suppliers.

     6.21 CUSTOMERS. Except as specifically set forth in SCHEDULE 6.21, during the twelve (12) month period ending October 31, 1998, no one customer purchased ten percent (10%) or more of the sales volume of the Baseband and Wheel Business for that time period.

     6.22 YEAR 2000 COMPLIANT. SCHEDULE 6.22 sets forth all actions taken by CCL as of the date of this Agreement and all actions remaining to be taken to become Year 2000 Compliant with respect to the Baseband and Wheel Business on or prior to January 1, 2000 in all material computer-based systems (including all software, embedded microchips and other processing capabilities) used by or operated within the custody or control of CCL and included in the CCL Assets or the Baseband and Wheel Business to be sold hereunder. CCL makes no representation or warranty that any of the actions taken and listed in SCHEDULE 6.22 will actually achieve a solution to any Year 2000 Problem.

     6.23 WARRANTIES. Except as set forth in SCHEDULE 6.23, CCL has not made any express product warranty with respect to any product that it manufactures or sells or service that it renders. CCL (a) has not received any notice of any material claim based on any express or implied warranty, or
(b) Knows of any material claim (actual or threatened) based on any express or implied warranty.

     6.24 DISCLOSURE. None of the representations or warranties of Parent or CCL contained in Article 6 of this Agreement, none of the information contained in the SCHEDULES referred to in this Article 6, and none of the other information or documents furnished or to be furnished to Purchaser or any of its respective representatives by Parent or CCL, or any of their respective representatives in connection with this Agreement and the transactions contemplated hereby, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements made herein or therein not misleading in any material respect. There is no information or Knowledge of any facts not generally known to the public or Purchaser relating to Parent or COL or the Baseband and Wheel Business which, if known to Purchaser, might reasonably be expected to deter Purchaser from completing the transactions contemplated herein.

                                   ARTICLE 7
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to the Sellers and the Sellers in agreeing to consummate the transactions contemplated by this Agreement have each relied upon such representations and warranties, that except as set forth in certain "SCHEDULES" which are referred to herein and which have previously been delivered by Purchaser to Sellers:

     7.1 CORPORATION; ORGANIZATION. Purchaser is a corporation duly organized and validly existing under the laws of the State of Indiana and has the requisite power and authority to carry on its business as currently conducted and to own the properties and assets it now owns.

     7.2    AUTHORITY.

            (a) Purchaser has full right, capacity, corporate power and authority to execute and deliver this Agreement and the Note, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance of this Agreement and the Notes have been duly authorized and approved by its Board of Directors and does not require any further authorization or consent.

            (b) The execution, delivery and performance of this Agreement by Purchaser, the consummation of the transactions contemplated hereby and the compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and will not
(i) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or the By-Laws of Purchaser, (ii) contravene any Law which affects or binds Purchaser or any of its respective properties,
(iii) conflict with, result in a breach of, constitute a default under, or give rise to a right of termination or acceleration under any contract, agreement, note, deed of trust, mortgage, trust, lease, Governmental or other license, permit or other authorization, or any other instrument or restriction to which Purchaser is a party or by which any of its properties may be affected or bound, or (iv) except for the filing of the notification required by the HSR which has been made, require Purchaser to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any third party or any Governmental authority which has not been obtained in writing prior to the date of this Agreement.

            (c) This Agreement is, and the Note when issued will be, the legal, valid and binding agreement of Purchaser and is enforceable against it in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws or equitable principles relating to or affecting the enforcement of creditors' rights generally, (ii) the effect of the general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law), (iii) the fact that the granting of specific performance and the issuance of other rulings of enforcement are subject to the discretion of a court of equity and to the application of general principles of equity, and
(iv) emergency and other powers which may be exercised by governmental bodies or entities with jurisdiction.

     7.3 INVESTMENT CANADA ACT. The Purchaser is a WTO Investor within the meaning of the Investment Canada Act (Canada).

     7.4 LITIGATION. There is no action, suit or proceeding pending or, to the knowledge of Purchaser, threatened to retain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

                                  ARTICLE 8
                          COVENANTS PENDING CLOSING

     8.1 COVENANTS RELATING TO THE BUSINESS. Pending the Closing and except as otherwise expressly permitted by this Agreement or as consented to by Purchaser in writing, each Seller, as applicable, shall:

            (a) carry on its respective portion of the Business in the ordinary course and in good faith on an arm's-length basis and substantially in the same manner as heretofore;

            (b) perform in all material respects all obligations under all contracts and leases relating to the Business;

            (c) maintain and keep the Assets in at least as good order and condition as presently existing, ordinary wear and tear excepted, subject to changes as determined by the management of COI, ITL and CCL in their reasonable business judgment, as applicable;

            (d) use their commercially reasonable efforts to preserve the Business and good will of the customers, suppliers, distributors, licensors and others having a business relationship with COI, ITL or CCL in their respective portion of the Business in accordance with the reasonable business judgment of the management of COI, ITL and CCL, as applicable;

            (e) inform Purchaser regarding all material developments, transactions and proposals relating to any portion of the Business;

            (f) not permit COI or ITL to make any capital expenditures, or commitment with respect thereto relating to the Industrial Tires Business in an aggregate amount in excess of $50,000;

            (g) not permit CCL to make any capital expenditures, or commitment with respect thereto relating to the Baseband and Wheel Business in an aggregate amount in excess of $5,000;

            (h) deliver, as soon as prepared by COI, ITL or CCL, the unaudited consolidated balance sheet of COI and ITL for the Industrial Tires Business and of CCL for the Baseband and Wheel Business as of February 28, 1999, and as of the end of any subsequent month thereafter until Closing, together with the related statements of income for the periods then ended;

            (i) not permit or make any distribution or dividend, in cash, property or otherwise, to the Parent, except in the ordinary course of business in accordance with past practices and upon prior written notice to Purchaser; and

            (j) not make any change in any method of accounting principles or practices.

     8.2 APPROVALS AND CONSENTS. Prior to the Closing, each Seller shall make good faith best efforts to obtain any and all permits, approvals, consents and other authorizations of, and shall make all filings with, all Governmental agencies and other Persons which, in the opinion of counsel for Purchaser, are required to be obtained or made by the Sellers for the consummation of the transactions contemplated by this Agreement. Purchaser shall cooperate with Sellers to obtain any necessary permits, approvals, consents or other authorizations and, to the extent any permit is nontransferable, it shall utilize its best efforts to timely secure all permits in its own name.

     8.3 FULL ACCESS. During the period from the date of this Agreement until the Closing, Purchaser and its authorized representatives (including accountants, engineers, appraisers, lenders, attorneys and other outside professional firms) shall have full access during normal business hours to all properties, assets, contracts, documents, tax returns and other books and records in the possession or under the control of any Seller or any of its representatives (including accountants, engineers, appraisers, lenders, attorneys and other outside professional firms) which may be reasonably requested relating to the Assets and/or the Business. Each Seller shall permit Purchaser and its representatives to make such copies of such books and records as may be necessary to allow a complete examination and investigation. Any such examination and inspection shall be done upon reasonable notice, at reasonable times, at the expense of the party requesting the information, and in such a manner as not to interfere unreasonably with business operations. Subject to obtaining the specific prior written approval of a Seller, which may be withheld in the Seller's reasonable discretion, on a case by case basis, Purchaser may contact customers, suppliers and others having business relations with a Seller relating to any portion of the Assets and/or the Business.

     8.4 ADVICE OF CHANGE. From the date of this Agreement to the Closing, the Sellers shall promptly advise Purchaser of (a) any event that occurs prior to Closing that would have required disclosure in this Agreement or in a Schedule to this Agreement by the Sellers if it had occurred prior to the date of this Agreement, and (b) any change that is materially adverse to the Business. No such writing shall be deemed to amend, modify or supplement the Schedules or have any effect for the purposes of determining satisfaction of the conditions set forth in Section 9.1.

     8.5 ENVIRONMENTAL SITE ASSESSMENT. Each of COI, ITL and CCL shall permit an environmental consulting firm acceptable to Purchaser to perform a full environmental phase I or phase II site assessment or other environmental study of any Industrial Tires Real Estate or of any Leased Real Estate as may be determined by Purchaser or its lenders, in its sole discretion to be advisable (a "Site Assessment"). Such Site Assessment shall only be conducted on reasonable prior notice to Parent and Purchaser shall minimize to the maximum extent possible any disruption to the business conducted at the relevant site. Purchaser shall provide Parent with copies of all test results, reports or other materials (including any draft reports), without warranty of any completeness or accuracy, relating to the Site Assessment as soon as practicable upon receipt. Purchaser shall pay the expense of any Site Assessment.

     8.6 SURVEY AND TITLE OPINION FOR ANY OWNED PARCELS OF REAL PROPERTY. Purchaser shall obtain a current survey (the "Survey") and a title opinion from Shibley Righton ("Title Opinion") for each parcel of Industrial Tires Real Estate in form and substance reasonably acceptable to Purchaser. The cost and expense for such Survey and Title Opinion shall be borne by Purchaser.

     8.7 GST REGISTRATION. Purchaser shall take all actions necessary to become a registrant for purposes of the Excise Tax Act (Canada).

                                  ARTICLE 9
                  CONDITIONS TO THE OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition is waived in writing by Purchaser:

     9.1 PERFORMANCE BY THE SELLERS. The Sellers shall have performed and complied with all of the terms, provisions and conditions of this Agreement to be performed and complied with by each of them at or prior to the Closing, and the representations and warranties of the Sellers contained in this Agreement shall be true as of the date of this Agreement and, in all material respects, as of the Closing (except as expressly contemplated or permitted by this Agreement).

     9.2 CERTIFICATE OF PERFORMANCE. Purchaser shall have received a certificate from the Sellers, dated the Closing Date, reasonably satisfactory in form and substance to Purchaser, certifying that each of them has performed and complied with all of the terms, provisions and conditions of this Agreement to be performed and complied with by each one of them at or prior to the Closing, and that each of their respective representations and warranties contained in this Agreement are true as of the date of this Agreement and, in all material respects, as of the Closing (except as expressly contemplated or permitted by this Agreement).

     9.3 CERTIFICATES OF SECRETARY OF THE SELLERS. Purchaser shall have received a certificate from the Secretary or the Assistant Secretary of each Seller dated the Closing Date, which certifies (a) the resolutions duly adopted by the Board of Directors and shareholders, if appropriate, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated thereby and hereby; and (b) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date.

     9.4 HSR WAITING PERIOD. No supplemental filings shall be required under the HSR to the filings made by Parent and by Purchaser on December 18, 1998, or, if required, any additional waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR shall have expired.

     9.5 REQUIRED CONSENTS. All consents or approvals under the Material Agreements and under all real estate leases, and all Governmental consents, approvals, permits and other authorizations required to consummate the transactions contemplated by this Agreement shall have been obtained and such consents, approvals, permits, and other authorizations shall not have been revoked, terminated or otherwise rendered ineffective.

     9.6 DUE DILIGENCE. Purchaser shall be satisfied with the results of the legal, real estate and environmental due diligence investigation of the Assets and the Business performed by its attorneys, engineers, environmental consultants and representatives, including, without limitation, the results of each Site Assessment, Survey and Title Opinion.

     9.7 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse changes or any discovery of a condition or the occurrence of any event which would result in such a change in the financial condition, operations or business prospects of any portion of the Business.

     9.8 ASSETS. There shall be no Liens on the Assets other than Permitted Liens. The Purchaser shall have received the Title Opinion reflecting that COI has good and marketable title to the Industrial Tires Real Estate, free and clear of any Liens other than the Permitted Liens.

     9.9 NO INJUNCTION. No injunction, restraining order, judgment or decree of any court or governmental authority shall be existing against any of the parties to this Agreement, or any of their officers, directors, or representatives, which restrains, prevents or materially alters the transactions contemplated thereby or hereby.

     9.10 RETAIL SALES TAX ACT. At the time of Closing, the Sellers shall have obtained a Certificate from the Minister of Finance pursuant to Section 6 (1) of the Retail Sales Tax Act

(Ontario) that all taxes collectible or payable by the Sellers with respect to the Industrial Tires Business and the Baseband and Wheel Business have been paid and the Sellers shall deliver to the Purchaser a duplicate copy of such Certificate.

     9.11 GUELPH FACILITY. Landlord shall have accepted an assignment of the existing lease for the real property currently leased by CCL located at 1 Airpark Place, RR 2, Guelph, Ontario Canada on terms acceptable to Purchaser, which existing lease shall be subject to the sublease dated January 18, 1999 by and between CCL and Lift Technologies, Inc., a true and complete copy of which has been delivered to Purchaser.

     9.12 CLOSING DELIVERIES. Purchaser shall have received the other items to be delivered pursuant to Section 3.2.

                                  ARTICLE 10
                 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

     The obligation of the Sellers to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition is waived in writing by the Sellers:

     10.1 PERFORMANCE BY PURCHASER. Purchaser shall have performed and complied with all of the terms, provisions and conditions of this Agreement to be performed and complied with by Purchaser at or prior to the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true as of the date of this Agreement and, in all material respects, as of the Closing (except as expressly contemplated or permitted by this Agreement).

     10.2 CERTIFICATE OF PERFORMANCE OF PURCHASER. The Sellers shall have received a certificate of a duly authorized officer of Purchaser, dated the Closing Date, reasonably satisfactory in form and substance to them, certifying that Purchaser has performed and complied with all of the terms, provisions and conditions of this Agreement to be performed and complied with by Purchaser at or prior to the Closing, and that each of its representations and warranties contained herein are true as of the date of this Agreement and, in all material respects, at and as of the Closing (except as expressly contemplated or permitted by this Agreement).

     10.3 CERTIFICATE OF SECRETARY OF PURCHASER. The Sellers shall have received a certificate of the Secretary or the Assistant Secretary of Purchaser, dated the Closing Date which certifies (a) the resolutions duly adopted by its Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated thereby and hereby; and (b) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date.

     10.4 NO INJUNCTION. No injunction, restraining order, judgment or decree of any court or Governmental authority shall be existing against any of the parties to this Agreement, or any of their officers, directors, or representatives, which restrains, prevents or materially alters the transactions contemplated thereby or hereby.

     10.5 HSR WAITING PERIOD. No supplemental filings shall be required under the HSR to the filings made by Parent and by Purchaser on December 18, 1998, or, if required, any additional waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR shall have expired.

     10.6 CLOSING DELIVERIES. The Sellers shall have received the other items to be delivered pursuant to Section 3.3.

                                   ARTICLE 11
                             POST-CLOSING COVENANTS

     11.1   RESTRICTIVE COVENANTS OF CCL AND COI.

            (a) In furtherance of the sale of the Assets and the Business and in order to protect the value of the portion of the Business located in or operated from Canada and the United States, each of CCL and COI (hereinafter referred to as "Canadian Seller") on its own behalf and on behalf of each of its Affiliates (whether now existing or hereafter acquired or created), hereby acknowledges and agrees that the covenants given in this
Section 11.1 are in consideration of the execution of this Agreement, and that it will benefit from the consideration paid to it under this Agreement. Each Canadian Seller hereby agrees that during the Restricted Period (as hereinafter defined), it and each of its Affiliates (whether now existing or hereafter acquired or created) will not directly or indirectly, individually or on behalf of any third party, as an employer, proprietor, partner, stockholder, investor, director, consultant, agent or otherwise own, manage, operate, develop, participate in, perform services for, provide financial assistance to or otherwise in any manner whatsoever carry on any Competitive Business (as hereinafter defined) in the Territory (as hereinafter defined). Notwithstanding the provisions of this Section 11.1(a), the ownership of any Person traded on any national securities exchange or market representing not more than five percent (5%) of the issued and outstanding amount of such securities shall not constitute a breach of this Section.

            (b) In furtherance of the sale of the Assets and the Business and in order to protect the value of the portion of the Business located in or operated from Canada and the United States, each Canadian Seller hereby also agrees that during the Restricted Period, it and each of its Affiliates (whether now existing or hereafter acquired or created) will not, directly or indirectly, solicit, induce or influence any customer, supplier, lessor or any other person which has a business relationship with the Canadian Seller, or which had on the date of this Agreement or during the Restricted Period, a business relationship with Purchaser or its Affiliates in the Territory, to discontinue or reduce the extent of such relationship with Purchaser or its Affiliates.

            (c) In furtherance of the sale of the Assets and the Business and in order to protect the value of the portion of the Business located in or operated from Canada and the United States, each Canadian Seller hereby also agrees that during the Restricted Period, it and each of its Affiliates (whether now existing or hereafter acquired or created) will not: (i) directly or indirectly, recruit, solicit or otherwise induce or influence any employee or sales agent of the Industrial Tires Business or the Baseband and Wheel Business to discontinue such employment, agency or other relationship, or (ii) employ or seek to employ, or cause any Competitive Business to employ or seek to employ as an employee for any Competitive Business in the Territory, any person who is then (or was at any time within six (6) months prior to the date he or the Competitive Business employs or seeks to employ such person) employed by any Canadian Seller or Purchaser or its Affiliates.

            (d) Without limiting the right of Purchaser to pursue all other legal and equitable rights available to it for any violation of this
Section 11.1 and to recover its legal fees and expenses, the parties agree that monetary damages cannot fully compensate for such a violation and that Purchaser shall be entitled to injunctive relief to prevent violation or continuing violation thereof and that no bond or other security shall be required in connection therewith. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 11.1, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the minimum extent necessary to make it enforceable by such court or agency. Nothing herein shall be construed as prohibiting either such party from pursuing any other remedies at law or in equity which it may have.

            (e) Each Canadian Seller hereby: (i) acknowledges and agrees that prior to the Closing, it has had access to trade secrets and has demonstrated knowledge, skill and expertise which is valuable to the operation of the Business, (ii) understands the necessity of keeping trade secrets relating to the Business confidential and secret and of securing its agreement in the manner set forth in subsections 11.1(a), (b) and (c) above, and (iii) understands that the foregoing restrictive covenants are a material inducement to Purchaser to enter into this Agreement. Each Canadian Seller specifically acknowledges that Purchaser has protectible interests and that the restrictive covenants set forth in this Section 11.1 are in every respect fair and reasonable.

            (f) As used in this Section 11.1, the following terms shall have the following meanings:

                    (i) "Restricted Period" shall mean the following periods of time:

                           (A)     the period commencing on the Closing Date
and expiring five (5) years after the Closing Date; and

                           (B)     in the event that a court of competent
jurisdiction determines that the period of five (5) years referred to in
Section 11.1 (f)(i)(A) above is unreasonable, illegal, void, voidable or otherwise unenforceable, then it is agreed that the said period shall be the period commencing on the Closing Date and expiring three (3) years after the Closing Date.

                    (ii) "Competitive Business" shall mean any activity, person or entity which manufactures, markets, sells, distributes or develops or is planning to manufacture, market, sell, distribute or develop any product or product family that is or can be used in competition with (A) as to COI, the Industrial Tires Business and (B) as to CCL, the Baseband and Wheel Business, or with any portion of the Combined Business (as hereinafter defined), however, nothing in this

Section shall prohibit any Canadian Seller from carrying on the businesses not being sold under this Agreement as presently conducted, or from manufacturing and distributing products of the types presently manufactured and distributed by such remaining businesses;

                    (iii) "Combined Business" shall mean cumulatively, (A) as to COI, the Industrial Tires Business, (B) as to CCL, the Baseband and Wheel Business, and (C) the business of manufacturing, marketing and distributing industrial tires and basebands conducted by Purchaser and its Affiliates; and

                    (iv) "Territory" shall mean the following geographical areas:

                           (A)     Canada and the United States of America;

                           (B)     in the event that a court of competent
jurisdiction rules that the geographical area comprising Canada and the United States referred to in Section 11.1(f)(iv)(A) above is unreasonable, illegal, void, voidable or otherwise unenforceable, then it is agreed that the said geographical area shall be Canada;

                           (C)     in the event that a court of competent
jurisdiction rules that the geographical area comprising Canada referred to in Section 11.1(f)(iv)(B) above is unreasonable, illegal, void, voidable or otherwise unenforceable, then it is agreed that the said geographical area shall be the Provinces of Ontario, Quebec and British Columbia; and

                           (D)     in the event that a court of competent
jurisdiction rules that the geographical area comprising the Provinces of Ontario, Quebec and British Columbia referred to in Section 11.1(f)(iv)(C) above is unreasonable, illegal, void, voidable or otherwise unenforceable, then it is agreed that the said geographical area shall be the cities, counties, states or countries (A) where each Canadian Seller conducts its portion of the Business and (B) where Purchaser currently does business, as listed on EXHIBIT E to this Agreement, or is planning to do business, and (C) those geographic areas that are a natural outgrowth of such areas comprised by Sections (A) and (B) or within a 50-mile radius of such areas.

            (g) Notwithstanding the provisions of Section 13.5 hereof, this Section 11.1 and the provisions of this Agreement incorporated by reference in Section 11.1 shall be governed by and be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. The parties hereto expressly agree that any legal suit, arbitration, action or proceeding arising out of or relating to this Section 11.1 and the provisions of this Agreement incorporated by reference therein or any action or proceeding to execute or enforce any judgment obtained against any of the parties thereto, may be instituted in the courts of the Province of Ontario or in the state or federal courts of Indiana, and the parties hereto hereby accept and irrevocably submit to the jurisdiction of the said courts and acknowledge their confidence and agree to be bound by any judgment thereof, provided always that suit may also be brought against any of the parties hereto in the courts of any other jurisdiction in which such party or its assets may be found. For greater certainty, the parties hereto hereby irrevocably waive any objection which they may raise to the venue of any such suit instituted in

Ontario or in the state or federal courts of Indiana, whether related to Ontario or Indiana being an inconvenient forum or otherwise. Each Canadian Seller hereby waives, to the extent permitted by law, the benefit of any law, rule or regulation which may require any Purchaser to post security for costs in respect of any actions commenced in respect of this Agreement.

     11.2   RESTRICTIVE COVENANTS OF PARENT AND ITL.

            (a) In furtherance of the sale of the Assets and the Business and in order to protect the value of the portion of the Business located in or operated from Canada and the United States, each of Parent and ITL (hereinafter, an "American Seller") on its own behalf and on behalf of each of its Affiliates (whether now existing or hereafter acquired or created), hereby acknowledges and agrees that the covenants given in this Section 11.2 are in consideration of the execution of this Agreement, and that it will benefit from the consideration paid to it under this Agreement. Each American Seller hereby agrees that during the Restricted Period (as hereinafter defined), it and each of its Affiliates (whether now existing or hereafter acquired or created) will not directly or indirectly, individually or on behalf of any third party, as an employer, proprietor, partner, stockholder, investor, director, consultant, agent or otherwise own, manage, operate, develop, participate in, perform services for, provide financial assistance to or otherwise in any manner whatsoever carry on any Competitive Business (as hereinafter defined) in the Territory (as hereinafter defined). Notwithstanding the provisions of this Section 11.2(a), the ownership of any Person traded on any national securities exchange or market representing not more than five percent (5%) of the issued and outstanding amount of such securities shall not constitute a breach of this Section.

            (b) In furtherance of the sale of the Assets and the Business and in order to protect the value of the portion of the Business located in or operated from Canada and the United States, each American Seller hereby also agrees that during the Restricted Period, it and each of its Affiliates (whether now existing or hereafter acquired or created) will not, directly or indirectly, solicit, induce or influence any customer, supplier, lessor or any other person which has a business relationship with the American Seller, or which had on the date of this Agreement or during the Restricted Period, a business relationship with Purchaser or its Affiliates in the Territory, to discontinue or reduce the extent of such relationship with Purchaser or its Affiliates.

            (c) In furtherance of the sale of the Assets and the Business and in order to protect the value of the portion of the Business located in or operated from Canada and the United States, each American Seller hereby also agrees that during the Restricted Period, it and each of its Affiliates (whether now existing or hereafter acquired or created) will not: (i) directly or indirectly, recruit, solicit or otherwise induce or influence any employee or sales agent of the Industrial Tires Business or the Baseband Wheel Business to discontinue such employment, agency or other relationship, or (ii) employ or seek to employ, or cause any Competitive Business to employ or seek to employ as an employee for any Competitive Business in the Territory, any person who is then (or was at any time within six (6) months prior to the date he or the Competitive Business employs or seeks to employ such person) employed by any American Seller or Purchaser or its Affiliates.

            (d) Without limiting the right of Purchaser to pursue all other legal and equitable rights available to it for any violation of this
Section 11.2 and to recover its legal fees and expenses, the parties agree that monetary damages cannot fully compensate for such a violation and that Purchaser shall be entitled to injunctive relief to prevent violation or continuing violation thereof and that no bond or other security shall be required in connection therewith. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 11.2, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the minimum extent necessary to make it enforceable by such court or agency. Nothing herein shall be construed as prohibiting either such party from pursuing any other remedies at law or in equity which it may have.

            (e) Each American Seller hereby: (i) acknowledges and agrees that prior to the Closing, it has had access to trade secrets and has demonstrated knowledge, skill and expertise which is valuable to the operation of the Business, (ii) understands the necessity of keeping trade secrets relating to the Business confidential and secret and of securing its agreement in the manner set forth in subsections 11.2(a), (b) and (c) above, and (iii) understands that the foregoing restrictive covenants are a material inducement to Purchaser to enter into this Agreement. Each American Seller specifically acknowledges that Purchaser has protectible interests and that the restrictive covenants set forth in this Section 11.2 are in every respect fair and reasonable.

            (f) As used in this Section 11.2, the following terms shall have the following meanings:

                    (i) "Restricted Period" shall mean the period commencing on the Closing Date and expiring five (5) years after the Closing Date;

                    (ii) "Competitive Business" shall mean any activity, person or entity which manufactures, markets, sells, distributes or develops or is planning to manufacture, market, sell, distribute or develop any product or product family that is or can be used in competition with (A) as to ITL, the Industrial Tires Business and (B) as to Parent, the Industrial Tires Business and the Baseband and Wheel Business, or with any portion of the Combined Business (as hereinafter defined); however, nothing in this Section shall prohibit any American Seller from carrying on the businesses not being sold under this Agreement as presently conducted, or from manufacturing and distributing products of the types presently manufactured and distributed by such remaining businesses;

                    (iii) "Combined Business" shall mean cumulatively, (A) the Competitive Business and (B) the business of manufacturing, marketing and distributing industrial tires and basebands conducted by Purchaser and its Affiliates; and

                    (iv) "Territory" shall mean the cities, counties, states or countries (A) where each American Seller, COI and CCL conducts its portion of the Business and (B) where Purchaser currently does business, as listed on EXHIBIT E to this Agreement, or is planning to do business, and (C) those geographic areas that are a natural outgrowth of such areas comprised by Sections (A) and (B) or within a 50-mile radius of such areas comprised by Sections (A) and (B).

            (g) Notwithstanding the provisions of Section 13.5 hereof, this Section 11.2 and the provisions of this Agreement incorporated by reference in Section 11.2 shall be governed by and be construed in accordance with the laws of Indiana and shall be treated in all respects as an Indiana contract. The parties hereto expressly agree that any legal suit, arbitration, action or proceeding arising out of or relating to this Section
11.2 and the provisions of this Agreement incorporated by reference therein or any action or proceeding to execute or enforce any judgment obtained against any of the parties thereto, may be instituted in the federal or state courts of Indiana, and the parties hereto hereby accept and irrevocably submit to the jurisdiction of the Indiana state or federal courts and acknowledge their confidence and agree to be bound by any judgment thereof, provided always that suit may also be brought against any of the parties hereto in the courts of any other jurisdiction in which such party or its assets may be found. For greater certainty, the parties hereto hereby irrevocably waive any objection which they may raise to the venue of any such suit instituted in Indiana, whether related to Indiana being an inconvenient forum or otherwise. Each American Seller hereby waives, to the extent permitted by law, the benefit of any law, rule or regulation which may require any Purchaser to post security for costs in respect of any actions commenced in respect of this Agreement.

     11.3 TAX MATTERS. The parties agree to report this transaction, for tax purposes, as contemplated by Section 2.6(c) of this Agreement.

     11.4 USE OF STATIONERY AND SIGNAGE. From and after the Closing Date, Purchaser shall be entitled to use all existing stationery and business card supplies, and the signage, of the Business (exclusive of those portions which include the name "Kenhar" or the corporate name of any Seller other than "ITL Industrial Tires, Inc.") until Purchaser is able to acquire new supplies of stationery and business cards and signage, but not to exceed sixty (60) days from the Closing Date.

     11.5 TRANSITION SERVICES. Parent shall provide Purchaser with the technical support services for operation of the J.D. Edwards software utilized in the operation of the Industrial Tires Business upon the terms and provisions and for the cost set forth on EXHIBIT F for a period not to exceed one (1) year from the Closing Date. Technical support services provided by Parent pursuant to the foregoing sentence shall be of a nature and quality comparable to those utilized by Parent in the operation of the J.D. Edwards software for its own purposes. Parent or CCL shall (a) provide Purchaser with all necessary technical support services for operation of the accounting and other processes of the Baseband and Wheel Business until transition of such processes to Purchaser, but not to exceed sixty (60) days from the Closing Date, at a rate of $7,200 Canadian Dollars per month (prorated for any partial month), and (b) cooperate with Purchaser in making such transition. EXHIBIT F also sets forth a description of the technical support services to be provided by Parent or CCL. Parent provides no implied warranties with respect to such technical support services, and in no event shall Parent be liable for special, loss of profit, indirect or consequential damages arising out of such technical support services, other than for damages incurred as a result of Parent's willful misconduct in connection with its performance of technical support services.

     11.6   EMPLOYMENT MATTERS RELATING SOLELY TO TRANSFERRED EMPLOYEES.

            (a) Promptly upon the execution and delivery hereof but subject to Section 13.2, Purchaser shall offer to employ on the Closing Date, conditioned upon Closing, all the employees of COI and CCL engaged in the Business on terms and conditions of employment, including salary, hours of work, vacation and benefits, which are in the aggregate as to each employee at least as favorable as those in effect on the date hereof (the "Employment Offer"). Except as otherwise provided for in Section 11.6(b), Purchaser shall recognize each employee's seniority and prior service with COI and CCL. The Employment Offer shall state that the employee has ten (10) calendar days within which to accept and that failure to affirmatively respond in writing within that period will be considered a rejection of the Employment Offer. A list of the Employees who accept the Employment Offer in writing (collectively, "Transferred Employees") shall be provided to COI and CCL within ten (10) calendar days of the expiration of the Employment Offer.

            (b) Purchaser shall recognize seniority and prior service with COI and CCL to the extent that such seniority and prior service was recognized by such Seller under its own plans and arrangements for the purpose of calculating all statutory and common law requirements, notice of termination, pay in lieu of notice and severance obligations for Transferred Employees. Purchaser shall be responsible for all statutory and common law requirements, notice of termination, pay in lieu of notice, and severance obligations, if any, due at any time to Transferred Employees arising out of their termination from employment with Purchaser for any reason whatsoever after the Closing Date. For greater certainty all statutory and common law requirements, notice of termination, pay in lieu of notice, and severance obligations accrued to the Closing Date to employees who do not accept the Employment Offer shall be the sole responsibility of the Sellers. Following the Closing Date, Purchaser shall recognize and give credit for all accrued and unused vacation entitlement of all Transferred Employees. Each of COI and CCL shall be responsible for all statutory and common law requirements, notice of termination, pay in lieu of notice, and severance obligations, if any, due to its respective employees, other than Transferred Employees that accept the Employment Offer.

            (c)     [Left Intentionally Blank.]

            (d) Effective as of the Effective Time (as defined below) on the Closing Date, the Transferred Employees who participate in an Employee Benefit Plan of COI or CCL shall cease to participate in and accrue benefits under such plans and shall commence participation in the pension and employee benefits plans to be established and maintained by Purchaser, at its sole and absolute discretion and its sole cost and expense (the "Purchaser Benefit Plans"). The Purchaser Benefit Plans shall form part of the Employment Offer and Purchaser shall ensure that the Purchaser Benefit Plans comply with the requirements of Section 11.6(a) with respect to each Employment Offer.
Except as provided in Section 11.6(e), each such Seller shall retain responsibility under its Employee Benefit Plans for all amounts payable by reason of or in connection with any and all claims incurred by the Transferred Employees of such Seller on or prior to 12:01 a.m. (the "Effective Time") on the Closing Date in accordance with the terms of such plans. Purchaser shall be responsible for any and all claims of such Transferred Employees under Purchaser Benefit Plans in accordance with the terms thereof and incurred after the Effective Time on the Closing Date.

            (e) With respect to the Main Pension Plan and Pension Plan C (collectively sometimes hereinafter, the "Assigned Plans"):

                    (i) On the Closing Date, COI agrees to deliver an assignment and transfer to Purchaser effective as of the Closing Date of all of COI's rights, obligations and liabilities under and in relation to the Assigned Plans and their respective related trusts thereunder, as plan sponsor and administrator of the Assigned Plans. Such assignment and transfer shall be effected pursuant to documentation in form and substance reasonably acceptable to Purchaser. Effective on the Closing Date, and subject to the transfer of related assets (the "Transferred Plan Assets") and Purchaser's receipt of the Pension Underfunding Payment at Closing, Purchaser agrees to accept such assignment and transfer and to assume all rights, obligations and responsibilities of COI as the successor plan sponsor and administrator thereunder. The assets, obligations and liabilities assigned by COI to Purchaser with respect to the Assigned Plans and related trusts as of the Closing Date shall be determined in accordance with this subsection 11.6(e).

                    (ii) COI and Purchaser shall take, or cause to be taken, all such action as are necessary or appropriate in order to establish Purchaser as successor to COI under the Assigned Plans and related trusts and to ensure the continued registration of such plans by the applicable regulatory authorities.

                    (iii) Purchaser shall enter into an appropriate funding agreement with an insurance company or trust company, as its funding agent, as soon as practicable after the date hereof, with respect to the Assigned Plans.

                    (iv) Pursuant to applicable pension Laws, COI and Purchaser shall file with the applicable regulatory authorities, as soon as practicable after the Closing Date, the following:

                           (A)     all plan amendments and such other
documents as may be required to effect the transfer of the Assigned Plans; and

                           (B)     a request for approval of the transfer of
plan sponsorship of the Assigned Plans from COI to the Purchaser. Each party shall transmit such notices and provide such disclosure to plan members as may be required by applicable pension Laws. Each party shall have the right and shall be afforded the reasonable opportunity to review, prior to its filing or transmittal, the documentation to be filed or transmitted by the other party to the applicable regulatory authorities or plan members.

            (f) There shall be no transfer of assets or liabilities with respect to Pension Plan B under this Agreement. COI will retain all liabilities and responsibilities accrued under Pension Plan B. Transferred Employees shall cease to accrue further benefits, if any, under Pension Plan B as at the Closing Date.

            (g) Purchaser shall be responsible for such annual filings and disclosures for the 1998 plan year and 1999 plan year in respect of the Assigned Plans as may be required by applicable pension Laws.

     11.7   EMPLOYMENT MATTERS RELATING SOLELY TO U.S. EMPLOYEES OF ITL.

            (a) Purchaser shall offer employment at and from the Closing Date to all employees of ITL who as of the Closing Date are actually and actively working for ITL (the "ITL Employees"); PROVIDED, HOWEVER, THAT it is understood and agreed that all such employees are and will remain employees-at-will and Purchaser shall not be obligated to retain any such ITL Employees in the employment of Purchaser for any specified period of time from and after the Closing Date. Purchaser shall offer employment to ITL Employees at levels of wages or salary and under terms and conditions comparable to the wages or salaries and terms and conditions existing on the Closing Date; PROVIDED, HOWEVER, THAT, all fringe benefits shall be in the reasonable discretion of Purchaser.

            (b) After the Closing Date, except as provided in Section 11.7(c), the ITL Employees shall receive the welfare and pension benefits which are provided to employees of Purchaser. Purchaser shall not assume any of the welfare or pension benefits of ITL. Purchaser shall recognize each ITL Employee's prior service with ITL for purposes of eligibility, vesting and accrual in its welfare and pension benefits. ITL shall be responsible for all severance obligations due to the ITL Employees, if any, resulting from the sale transaction contemplated by this Agreement.

            (c) After the Closing Date, the ITL Employees will carry over to their employment with the Purchaser the vacation days which they have accrued and not used under the ITL vacation policy ("ITL Vacation Days").
ITL Vacation Days not used on or before June 30, 1999 will be forfeited on July 1, 1999. Effective July 1, 1999, and for the twelve (12) month period ending on June 30, 2000, the ITL Employees will be credited with the vacation to which they would have been entitled under the ITL vacation policy based upon their service with ITL and Purchaser and subject to the same vacation policy rules in effect at ITL just prior to the Closing Date.

            On the Closing Date, the ITL Employees will forfeit any unused sick or personal days accrued under the ITL sick/personal day policy, and non-exempt ITL Employees will be credited with the sick/personal hours given to Purchaser's non-exempt employees on January 1, 1999, based upon their service with ITL. There will be no reduction in the sick/personal hours given to non-exempt employees because those hours are being given on the Closing Date rather than on January 1, 1999. Exempt ITL Employees will not receive sick or personal days after the Closing Date except under Purchaser's salaried continuation plan for exempt employees.

     11.8   POST-CLOSING ENVIRONMENTAL COVENANT.

            (a) Purchaser and Parent recognize and agree that Purchaser's environmental consultant, Golder Associates, Ltd. has conducted a subsurface investigation ("Phase II Report") on the Industrial Tires Real Estate located at 3161 and 3199 Wharton Way, Mississauga, Ontario (the "Mississauga Real Estate") as a result of certain environmental concerns identified in its Phase I Environmental Site Assessment dated January, 1999 (the "Phase I Report"), more specifically identified in the Phase I Environmental Site Assessment Recommendations dated January 21, 1999 (the "Recommendations"). Purchaser has provided Parent with a copy of the Phase I Report, the Recommendations and the Phase II Report.

            (b) Parent shall indemnify the Purchaser Parties and hold each of them harmless from and against all damages, claims, causes of action, penalties, fines, losses and expenses, including reasonable attorneys' fees and expenses (collectively, the "Environmental Losses") in connection with any exceedances of the Table B industrial/commercial criteria under the Guidelines for Use at Contaminated Sites in Ontario, dated February, 1997, published by the Ontario Ministry of the Environment, in the soil or groundwater at the Mississauga Real Estate specifically identified in the Phase II Report, to the extent attributable to activities at the Mississauga Real Estate prior to Closing, incurred or arising in connection with or arising as a result of (i) reasonable requirements of any third party lender, purchaser or material real estate lessee in connection with any material transaction undertaken by Purchaser (or its assigns), or (ii) any Governmental action taken, or any other action required by any Governmental authority, with respect to the Mississauga Real Estate in connection with any Environmental Law (including, without limitation, any clean up, remedial, removal or restoration work required by any federal, provincial or local governmental agency or political subdivision). As of the date of this Agreement, Purchaser represents that it is not aware of any such third party requirements or Government action in connection with the Mississauga Real Estate. Purchaser hereby agrees to recertify the foregoing representation to Parent at the Closing. All clean up remedial, removal or restoration work shall be governed by and performed in compliance with the Guideline for Use at Contaminated Sites in Ontario, dated February, 1997, published by the Ontario Ministry of the Environment, PROVIDED THAT indemnification shall apply only for the reasonable cost of remediating the Mississauga Real Estate to Table B Criteria for Industrial Commercial Sites, and FURTHER PROVIDED THAT, where reasonable and cost effective, the Purchaser Parties shall, if permitted under the Guideline, use Site Specified Risk Assessment to meet any such requirements or actions.

            (c) As a condition to indemnification under this Section 11.8, Purchaser Parties shall, prior to taking any activities which may lead to a claim for indemnification under this Section 11.8, provide Parent with material information leading to Purchaser's consideration of such activities, and will consult with Parent concerning the reasonableness of the need for, extent of, projected cost of, and cost effectiveness of, such activities. Once Parent has incurred an indemnification obligation under this Section
11.8 in connection with activities undertaken for a reason described in
Section 11.8(b)(i) or Section 11.8(b)(ii), Parent shall not be obligated under this Section 11.8 to indemnify Purchaser in connection with further or different activities of the types described in Section 11.8 concerning the Mississauga Real Estate.

            (d) Parent's liability for indemnification for Environmental Losses under this Section shall be further limited as follows: (i) with respect to the first Three Hundred Thousand Dollars ($300,000) of Environmental Losses, Parent shall bear fifty percent (50%) of such Losses and Purchaser shall bear fifty percent (50%) of such Losses, (ii) any amounts due and payable by Parent for Environmental Losses shall be paid one-half in cash by immediately available funds and, to the extent that the Notes are outstanding, one-half as an offset by Purchaser against the next installment of interest or principal then due under the Notes, and (iii) Environmental Losses suffered by Purchaser shall not be considered Indemnifiable Losses for purposes of determining whether the Deductible Amount has been satisfied in connection with the indemnification provisions set forth in Article 12. The provisions of this Section shall be in addition to the provisions of Article 12 and

Article 12 shall not otherwise affect the parties' obligations hereunder with the exception of Sections 12.1(f), 12.3 (if applicable) and 12.4.

            (e) This section does not confer rights upon any party other than the parties to this Agreement, their affiliates and permitted successors and assigns.

                                   ARTICLE 12
                   INDEMNIFICATION AGREEMENT/SURVIVAL PERIOD

     12.1   INDEMNIFICATION BY SELLERS.

            (a) Parent shall indemnify Purchaser, and any assignees of Purchaser contemplated by Section 13.8, their officers, directors, employees and agents, and their respective successors and assigns (individually, a "Purchaser Party," collectively, the "Purchaser Parties") and hold each of them harmless from and against all damages, (exclusive of consequential damages which would not be reasonably foreseeable), claims, causes of action, losses and expenses, including reasonable attorneys' fees and expenses (collectively, "Indemnifiable Losses"), incurred in connection with or arising from any one or more of the following: (i) any nonfulfillment or breach by any Seller of any of its agreements or covenants in this Agreement (including, without limitation, the covenants set forth in Sections 2.7(b) and 2.8(b)); (ii) any breach of any warranty or the inaccuracy of any representation or warranty of any Seller contained in this Agreement or any certificate or Schedule delivered by or on behalf of any Seller; (iii) any obligation or liability which is not one of the Assumed Liabilities; (iv) any treatment, storage or disposal of any Hazardous Materials, or the arranging therefor, by any Seller which occurred prior to the Closing; (v) the presence on, or any discharge into the environment of any Hazardous Material from any Industrial Tires Real Estate or Leased Real Estate which occurred prior to Closing; (vi) the failure by any Seller and Purchaser to comply with any applicable bulk sales statutes; or (vii) the operation of the Business on or prior to the Closing Date; PROVIDED, HOWEVER, THAT except as provided in
Section 12.1(g), (A) a Purchaser Party shall not be entitled to make a claim for indemnification under this Section 12.1(a) until Indemnifiable Losses in the aggregate equal or exceed the Deductible Amount (other than for Indemnifiable Losses resulting from (1) a breach of a warranty or inaccuracy of a representation set forth in Section 5.7(a) or 6.7(a), or (2) any of the matters covered by Section 12.1(a)(i), but only to the extent any such matter relates to any of the covenants contained in Section 2.7(b) or Sections 11.1 through and including 11.7 of this Agreement, or (3) any of the matters covered by Section 12.1(a)(iii), but only to the extent any such matter relates to any Tax matters referred to in Section 2.5(b)(i) or (x), as to which the Deductible Amount shall not apply) and (B) once satisfied, Parent shall indemnify a Purchaser Party only for Indemnifiable Losses in excess of the Deductible Amount.

            (b) COI and ITL shall, jointly and severally, indemnify the Purchaser Parties and hold each of them harmless from and against all Indemnifiable Losses incurred in connection with or arising from any one or more of the following: (i) any nonfulfillment or breach by COI or ITL of any of their agreements or covenants in this Agreement (including, without limitation, the covenant set forth in Section 2.8(b)); (ii) any breach of any warranty or the inaccuracy of any representation or warranty of COI or ITL; (iii) any obligation or liability of the Industrial Tires Business which is not one of the Assumed Liabilities pursuant to Sections 2.5(a)(i), (ii), (v), (vi), (vii), or (viii); (iv) any treatment, storage or disposal of any Hazardous Materials, or the arranging therefor, by COI or ITL which occurred prior to the Closing; (v) the presence of, or any discharge into the environment of any Hazardous Material from any Industrial Tires Applicable Real Estate which occurred prior to Closing; (vi) the failure by COI or ITL and Purchaser to comply with any applicable bulk sales statute; or (vii) the operation of the Industrial Tires Business on or prior to the Closing Date; PROVIDED, HOWEVER, that except as provided in
Section 12.1(g), (A) a Purchaser Party shall not be entitled to make a claim for indemnification under this Section 12.1(b) until Indemnifiable Losses in the aggregate equal or exceed the Deductible Amount (other than for Indemnifiable Losses resulting from (1) a breach of a warranty or inaccuracy of a representation set forth in Section 5.7(a), or (2) any of the matters covered by Section 12.1(b)(i), but only to the extent any such matter relates to any of the covenants contained in Sections 11.1 through and including 11.7 of this Agreement, or (3) any of the matters covered by Section 12.1(b)(iii), but only to the extent any such matter relates to any Tax matters referred to in Section 2.5(b)(i) or (x), as to which the Deductible Amount shall not apply) and (B) once satisfied, COI and ITL shall indemnify a Purchaser Party only for Indemnifiable Losses in excess of the Deductible Amount.

            (c) CCL shall indemnify the Purchaser Parties and hold each of them harmless from and against all Indemnifiable Losses incurred in connection with or arising from any one or more of the following: (i) any nonfulfillment or breach by CCL of any of its agreements or covenants in this Agreement (including, without limitation, the covenant set forth in Section 2.8(b)); (ii) any breach of any warranty or the inaccuracy of any representation or warranty of CCL contained in this Agreement or any certificate or schedule delivered by or on behalf of CCL; (iii) any obligation or liability of the Baseband and Wheel Business which is not one of the Assumed Liabilities pursuant to Sections 2.5(a)(iii), (iv), (vii) or
(viii); (iv) any treatment, storage or disposal of any Hazardous Materials, or the arranging therefor, by CCL which occurred prior to the Closing; (v) the presence of, or any discharge into the environment of any Hazardous Material from any CCL Applicable Real Estate which occurred prior to Closing;
(vi) the failure by CCL and Purchaser to comply with any applicable bulk sales statutes; or (vii) the operation of the Baseband and Wheel Business on or prior to the Closing Date; PROVIDED, HOWEVER, that except as provided in
Section 12.1(g), (A) a Purchaser Party shall not be entitled to make a claim for indemnification under this Section 12.1(c) until Indemnifiable Losses in the aggregate equal or exceed the Deductible Amount (other than for Indemnifiable Losses resulting from (1) a breach of a warranty or inaccuracy of a representation set forth in Section 6.7(a), or (2) the matters covered by Section 12.1(c)(i), but only to the extent any such matter relates to any of the covenants contained in Sections 11.1 through 11.7 of this Agreement; or (3) any of the matters covered by Section 12.1(c)(iii), but only to the extent such matter relates to any Tax matters referred to in Section 2.5(b)(i) or (x), as to which the Deductible Amount shall not apply)and (B) once satisfied, CCL shall indemnify a Purchaser Party only for Indemnifiable Losses in excess of the Deductible Amount.

            (d) If any Purchaser Party determines that it has suffered or incurred any Indemnifiable Loss, such Purchaser Party shall so notify the applicable Seller within sixty (60) days in writing; PROVIDED, HOWEVER, THAT the failure to so notify a Seller within such specified time period shall not relieve a Seller from any liability which such Seller may have unless such failure prejudices such Seller in fulfilling its obligations hereunder. If any action at law or suit in equity is instituted by a third party against any Purchaser Party with respect to which such Purchaser Party intends to claim any Indemnifiable Loss under this Article 12, Purchaser shall notify the Sellers of such action or suit in accordance with Section 12.3 of this Agreement.

            (e) In addition to any other remedies a Purchaser Party may have in seeking to enforce its right to indemnification against any Seller pursuant to this Section, Purchaser shall first offset the full amount of any monetary Indemnifiable Loss incurred against the next installment payment or payments of interest or principal it is obligated to make in connection with the Notes delivered to the Sellers pursuant to Section 2.7 of this Agreement. Parent and a Purchaser Party shall negotiate and attempt to resolve in good faith promptly any dispute which may arise relating to a claim for indemnification under Section 12.1(a), (b) or (c). If Parent and a Purchaser Party are unable to agree upon the existence or the amount of the Indemnifiable Losses which Purchaser is entitled to offset from the Notes, the controverted claim shall be determined by arbitration or a court of law having jurisdiction of the case, as applicable. The arbitrator's or the court's findings regarding the claim for indemnification for Indemnifiable Losses shall be binding on the parties. To the extent a Purchaser Party is the prevailing party in any arbitration or court proceeding, the applicable Seller shall also pay interest on the amount of the Indemnifiable Losses due to a Purchaser Party at the rate of ten percent (10%) per annum commencing on the date a Purchaser Party gave notice to the applicable Seller of an indemnification claim pursuant to this Agreement until such Indemnifiable Losses are satisfied in full.

            (f) In no event shall Sellers' aggregate indemnification obligations for Indemnifiable Losses under Sections 12.1(a), (b) and/or (c) exceed the amount of the Purchase Price.

            (g) Pursuant to the terms and provisions of Section 2.5(a)(viii), Purchaser (and any assignees of Purchaser contemplated by Section 13.8) has agreed to assume and discharge after Closing certain warranty claims of COI (the "COI Warranty Claims") and of CCL (the "CCL Warranty Claims") specifically described therein. Notwithstanding that a Purchaser Party shall have no rights to indemnification under Section 12.1(a), (b) or (c) for Indemnifiable Losses until the Deductible Amount is satisfied, the Sellers shall, jointly and severally, immediately indemnify the Purchaser Parties under this Section and hold each one of them harmless from and against all Indemnifiable Losses, (i) with respect to the COI Warranty Claims, for all such losses after they equal or exceed in the aggregate Thirty Thousand Dollars ($30,000) and (ii) with respect to the CCL Warranty Claims, for all such losses after they equal or exceed in the aggregate Fifteen Thousand Dollars ($15,000) (each individually and collectively, as the context requires, the "Warranty Deductible Amount").
All unreimbursed Indemnifiable Losses attributable to COI Warranty Claims and to CCL Warranty Claims incurred by Purchaser in excess of the applicable Warranty Deductible Amount shall be included in the calculations to determine whether the Deductible Amount has been satisfied for purposes of Section
12.1. Parent shall pay Purchaser for all sums incurred in excess of the Warranty Deductible Amount within thirty (30) days of receipt of Purchaser's written documentation supporting its Indemnifiable Losses.

     12.2   INDEMNIFICATION BY PURCHASER.

            (a) Purchaser shall indemnify the Sellers and hold each one of them harmless from and against any Indemnifiable Loss incurred in connection with or arising from any one or more of the following: (i) any nonfulfillment or breach by Purchaser of any of its agreements or covenants in this Agreement; (ii) any breach of any warranty or the inaccuracy of any representation of Purchaser contained in this Agreement or any certificate or delivered by or on behalf of Purchaser pursuant to this Agreement; (iii) any obligation or liability which is one of the Assumed Liabilities; or (iv) the operation of the Business after the Closing Date; PROVIDED, HOWEVER, THAT (A) a Seller shall not be entitled to make a claim for indemnification under this Section for Indemnifiable Losses under Section 12.2(a)(ii) [other than for Losses incurred due to a breach of the representation made in Section 11.8(b)] until such losses in the aggregate equal or exceed the Deductible Amount and (B) once satisfied, Purchaser shall indemnify Sellers only for Indemnifiable Losses in excess of the Deductible Amount.

            (b) If any Seller determines that it has suffered or incurred any Indemnifiable Loss, such Seller shall so notify Purchaser within sixty
(60) days in writing; PROVIDED, HOWEVER, THAT the failure to so notify Purchaser within such specified time period shall not relieve Purchaser from any liability which it may have unless such failure prejudices it in fulfilling its obligations hereunder. If any action at law or suit in equity is instituted by a third party against any Seller with respect to which such Seller intends to claim any Indemnifiable Loss under this Article 12, it shall notify Purchaser of any such action or suit in accordance with Section
12.3 of this Agreement.

     12.3 THIRD PARTY CLAIMS. If a party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party is obligated to provide indemnification (the "Indemnitor") pursuant to either Section 12.1 or Section 12.2 of this Agreement, Indemnitee shall give Indemnitor notice thereof within thirty (30) days after receiving written notice of such claim, or within fifteen (15) days prior to the date on which an answer or reply, if any, to such claim is due, whichever is earlier. The failure to provide notice as provided in this
Section 12.3 shall not excuse Indemnitor from its continuing obligations hereunder, however Indemnitee's claim shall be reduced by the damage, if any, to Indemnitor resulting from Indemnitee's delay or failure to provide the notice described in this Section. Subject to the other terms of this Section 12.3, if Indemnitor acknowledges to Indemnitee in writing Indemnitor's obligation fully to indemnify Indemnitee with respect thereto, Indemnitor may compromise or defend, at Indemnitor's own expense and by Indemnitor's own counsel, any such matter involving the asserted liability of Indemnitee. In connection therewith: (a) Indemnitee agrees to consent to any compromise or settlement proposed by Indemnitor where (i) the compromise or settlement involves only monetary damages and (ii) Indemnitor agrees to pay the full amount of such monetary damages and reasonably demonstrates that it has the ability to pay such amount; and (b) Indemnitor agrees to consent to any compromise or settlement proposed by Indemnitee where either (i) the compromise or settlement results in no Indemnifiable Losses to Indemnitee that are required to be indemnified by Indemnitor or (ii) Indemnitee agrees to bear any and all Indemnifiable Losses. In any event, both parties shall cooperate in the compromise of, or defense against, any such asserted liability, and each of them may participate in the defense of such asserted liability. Indemnitee may not settle or compromise any claim over the objection of Indemnitor if Indemnitor has acknowledged to Indemnitee, in writing, Indemnitor's obligation fully to indemnify Indemnitee with respect to such claim, except that Indemnitee may settle any claim with respect to which it waives its indemnification rights under this Agreement. Indemnitor may not settle or compromise any claim over the objection of Indemnitee if such settlement or compromise would impose any liability or obligation (including, but not limited to, the requirement to take or refrain from taking any action) on such Indemnitee or any of its officers, directors, employees or Affiliates. If Indemnitor chooses to defend any claim, Indemnitee shall make available to Indemnitor, at Indemnitor's expense, any books, records or other documents or personnel within its control that are necessary or appropriate for such defense.

     12.4 SURVIVAL PERIOD. The representations, warranties and indemnification contained in this Agreement and in any Schedules or certificates delivered pursuant hereto shall survive the consummation of the transactions contemplated by this Agreement and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto, and shall continue for a period of three (3) years after the Closing Date, at which time all of such representations, warranties and indemnification obligations shall terminate, except for any representation, warranty or indemnification obligation relating to (a) all Tax matters set forth in Sections 5.6 and 6.6, which shall continue in full force and effect until the expiration of the applicable statute of limitations for assessment of Taxes (including any waiver or extension thereof) and (b) the matters set forth in Section 12.1(a)(i), 12.1(b)(i), 12.1(c)(i) or 12.2(a)(i) in each instance only to the extent relating to any of the covenants contained in Sections 11.1 through and including 11.7 of this Agreement which shall continue in full force and effect for a period of five (5) years after the Closing Date. Notwithstanding anything contained in this Section to the contrary, any claim for indemnification as to which proper notice from the party seeking indemnification has been given prior to the expiration of the applicable survival period contemplated hereby to the party against whom indemnification is sought shall survive until such claim has been resolved.

                                   ARTICLE 13
                               GENERAL PROVISIONS

     13.1 CONFIDENTIAL NATURE OF INFORMATION. Each party shall treat in confidence, and not disclose without the prior consent of the other party, all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents.
The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of such party, or (d) after the Closing, in the case of the confidentiality obligations of Purchaser, relates to the Business. The obligations imposed by the foregoing provisions of this Section shall survive the Closing and any termination of this Agreement and are in addition to the obligations contained in the confidentiality agreement referenced in Section 13.12 of this Agreement. Upon a termination of this Agreement in accordance with Section 13.13, each party shall promptly return to each other party all of the confidential documents, materials and other information it has obtained from such other party. The obligations imposed by the immediately preceding sentence shall survive any termination of this Agreement pursuant to Section 13.13.

     13.2 PUBLIC ANNOUNCEMENT. No party shall make any public announcement of the transactions contemplated hereby prior to the Closing without the prior written consent of each other party hereto. Parent hereby consents to Purchaser's disclosure to prospective lenders, investors, shareholders and other third parties of "Confidential Information" (as defined in the July 8, 1998 Confidentiality Agreement) in connection with the consideration and consummation of the transaction contemplated by this Agreement; PROVIDED that such parties shall be bound by the same confidentiality provisions of the July 8, 1998 Confidentiality Agreement in accordance with the terms and provisions set forth therein.

     13.3 NOTICES. All notices, requests, consents and other communications hereunder ("Agreement Notice") shall be in writing and shall be deemed to have been given (a) if mailed, the date of receipt of such Agreement Notice when sent via first class United States registered mail, return receipt requested, postage prepaid to the address listed below for the party to whom the Agreement Notice is being sent ("Notice Party"); (b) if hand delivered or delivered by courier, upon actual delivery of such Agreement Notice to the Notice Party at the address listed below for such Notice Party; or (c) if sent by facsimile, on the first business day after the date of the sender's receipt of a confirmed transmission of such Agreement Notice to the Notice Party at the facsimile number, if any, listed below for such Notice Party provided the party giving such Agreement Notice mails a copy of such notice within two days after the transmission of such Agreement Notice by facsimile to the Notice Party. The addresses and facsimile numbers for each party to this Agreement, as of the date hereof, are:

     If to Purchaser:         Maine Rubber Company
                              Attn:  Stuart A. Brown, President
                              21 Saco Street
                              Westbrook, ME  09092
                              Facsimile No.:  207/854-3430

     With a copy to:          Sommer & Barnard
                              Attorneys At Law, PC
                              Attn:  Julianne S. Lis-Milam
                              4000 Bank One Tower
                              111 Monument Circle
                              Indianapolis, IN  46204
                              Facsimile No.:  317/236-9802

     If to the Sellers:       Cascade Corporation
                              Attn:  Robert C. Warren, Jr., President & CEO
                              2201 N.E. 201st Avenue
                              Fairview, OR  97024-9718
                              Facsimile No.:  503/669-6716

     With a copy to:          Newcomb, Sabin, Schwartz & Landsverk, LLP
                              Attn:  Jack B. Schwartz
                              Suite 4040
                              111 S.W. 5th Avenue
                              Portland, OR  97204
                              Facsimile No.:  503/228-5472

     Any party may change his or its address or facsimile number by providing written notice, in accordance with the foregoing provisions of this Section 13.3, to each other party of such change.

     13.4   EXPENSES.

            (a) Except as otherwise provided in this Agreement, each party hereto will pay all costs, fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements contained herein on its part to be performed, including the fees, expenses and disbursements of its respective brokers, counsel and accountants; PROVIDED, HOWEVER, THAT all costs, fees and expenses incurred by COI, ITL or CCL shall be paid by Parent.

            (b) Except as provided in Sections (c) and (d) below and except for the Ontario land transfer tax to be paid by Purchaser in connection with the transfer of the Industrial Tires Real Estate, Sellers shall bear the costs associated with the transfer of Assets, such as any applicable sales or transfer taxes and recording or registration fees and expenses.

            (c) Each party shall pay direct to the appropriate taxing authorities all sales and transfer taxes, registration charges and transfer fees other than the goods and services tax ("GST") imposed under Part IX of the Excise Tax Act (Canada) payable by it, applicable in respect of the purchase and sale of the Assets under this Agreement and, upon the reasonable request of each party, the other party shall furnish proof of such payment.

            (d) Sellers and Purchaser shall jointly elect under subsection 167(1) of Part IX of the Excise Tax Act (Canada) and any provincial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the sale and purchase of the Assets pursuant to this Agreement. Sellers and Purchaser shall make such election in the prescribed form containing prescribed information pursuant to the Excise Tax Act and any provincial legislation imposing a similar value added or multi-staged tax, and Purchaser shall file the joint election in compliance with the requirements of the Excise Tax Act and any provincial legislation imposing a similar value added or multi-staged tax.

            (e) In any legal action between the parties arising out of or related to this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable accounting and legal fees.

            (f) The costs and charges for filings under HSR shall be paid by Purchaser.

     13.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to such jurisdiction's conflict of laws principles.

     13.6 PARTIAL INVALIDITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

     13.7 ACCESS TO RECORDS. For a period of six (6) years after the date hereof, the Sellers and their representatives shall have reasonable access to all of the books and records relating to the Assets and Business to the extent that such access may reasonably be required by the Sellers in connection with matters relating to or affected by the operations of the Business and the Assets prior to Closing (collectively, "Accessible Records"); PROVIDED, HOWEVER, (a) a Sellers shall have reasonable access to any Accessible Records which relate to an indemnity claim made by a Purchaser Party against a Sellers pursuant to this Agreement for so long as such claim is unresolved, and (b) Sellers shall have reasonable access to any Accessible Records which related to any Tax obligation of Sellers for so long as the applicable statute of limitations (including any waiver or extension thereof) with respect to such Tax obligation has not expired. Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours. The Sellers shall exercise their rights under this
Section 13.7 in such a manner as to avoid undue disruption of the business and affairs of Purchaser. Each Seller shall be solely responsible for any costs or expenses incurred pursuant to this Section 13.7. If Purchaser shall desire to dispose of any material tax or accounting books and records prior to the expiration of such six-year period, or thereafter with respect to Accessible Records pertaining to Tax obligations, Purchaser shall, prior to such disposition, give the Sellers a reasonable opportunity, at their expense, to segregate and remove such books and records as they may select.

     13.8 ASSIGNMENT; RIGHT OF PURCHASER TO HAVE TRANSACTIONS CONSUMMATED BY ANOTHER ENTITY. Neither this Agreement nor any right hereunder shall be assigned by any party without the written consent of the other party; PROVIDED, HOWEVER, THAT Purchaser shall have the right to have the transactions contemplated by this Agreement consummated by Maine Rubber International and/or by an entity or entities to be formed before Closing (collectively, "Newco"); PROVIDED, FURTHER, THAT Purchaser and/or Newco shall each have the right to collaterally assign its rights hereunder as security for loans made to consummate the transactions contemplated by this Agreement. The exercise of any assignment rights by Purchaser as permitted by this Section shall not relieve Purchaser of its obligations under this Agreement. All references to "Purchaser" in this Agreement shall mean and include Newco, as its assignees (I.E. all entities to whom Purchaser assigns its rights to purchase and/or an entity contemplated to be the surviving corporation of a merger transaction with a Purchaser on the Closing Date).

     13.9   SUCCESSORS AND ASSIGNS.  Subject to the provisions of Section
13.8 above, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

     13.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other parties hereto. This agreement may be delivered by fax or other form of electronic means of recorded communication.

     13.11 TITLES AND HEADINGS; RULES OF CONSTRUCTION. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Whenever the context so requires the use of or reference to any gender includes the masculine, feminine and neuter genders; and all terms used in the singular shall have comparable meanings when used in the plural and vice versa.

     13.12 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement and the Confidentiality Agreement dated July 8, 1998, executed and delivered on behalf of Purchaser in favor of Parent, contain the entire understanding of the parties hereto with regard to the subject matter contained in this Agreement and supersede all prior agreements or understandings of the parties or their respective agents, accountants or attorneys, including, without limitation, the Letter of Intent dated September 21, 1998, as amended and restated by letter dated March 3, 1999. The parties, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. All rights and remedies existing under this Agreement are cumulative to and not exclusive of any rights or remedies otherwise available under applicable Law.

     13.13 TERMINATION. This Agreement shall terminate and shall be of no further force or effect (a) upon mutual written agreement of the parties, or
(b) upon notice given by any party to each other party, in the event the Closing has not occurred on or before April 30, 1999. No termination of this Agreement shall release, or be construed as releasing, any party from any liability to any other party which may have arisen for any reason. A party's right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such party may have.

     13.14 BROKERS' AND FINDERS' FEES. Each party represents that it has not incurred, and shall not incur any liability for brokers' or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby.

     13.15  THIRD PARTY BENEFICIARIES.  Except as provided in Article 13 and
Section 13.8 to the extent that a party is obligated thereunder, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

     13.16 GOOD FAITH. The parties hereto agree to exercise good faith in connection with the execution, delivery and performance of this Agreement.

     13.17 NEGOTIATIONS. This Agreement has been fully negotiated between the parties, and in interpreting this Agreement, there shall be no presumption that either party drafted the language but rather the parties shall be deemed to have shared equally in the drafting of this Agreement.

     13.18 CURRENCY. Any reference herein to money or any currency shall be deemed to be valued in currency of the United States of America.










                          [Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Asset Purchase Agreement as of the day and year first above written.

Maine Rubber Company                    Cascade Corporation


By:                                     By:
    --------------------------------        --------------------------------


------------------------------------    ------------------------------------
Printed Name, Title                     Printed Name, Title


                                        Cascade (Canada) Ltd.


                                        By:
                                            --------------------------------


                                        ------------------------------------
                                        Printed Name, Title


                                        Cascade (Ontario) Inc.


                                        By:
                                            --------------------------------


                                        ------------------------------------
                                        Printed Name, Title


                                        ITL Industrial Tires, Inc.


                                        By:
                                            --------------------------------


                                        ------------------------------------
                                        Printed Name, Title